UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Freeport-McMoRan Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2023 Annual Meeting of Stockholders and Proxy Statement

THE POWER OF COPPER

FREEPORT
FOREMOST IN COPPER

We include website addresses throughout this proxy statement for reference only. Our website is for informational purposes only and the contents of our website or information connected thereto are not a part of this proxy statement and are not deemed incorporated by reference into this proxy statement or any other public filing made with the U.S. Securities and Exchange Commission (SEC).

Cautionary Statement

This proxy statement contains forward-looking statements, which are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” “commitments,” “pursues,” “initiatives,” “objectives,” “opportunities,” “strategy” and any similar expressions are intended to identify those assertions as forward-looking statements. We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to, those described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022 (2022 Form 10-K), filed with the SEC. Many of the assumptions upon which such forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, we may make changes to our business plans that could affect our results. We caution investors that we undertake no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes. This proxy statement also contains certain financial measures that are not recognized under generally accepted accounting principles (GAAP) in the United States (U.S.), including adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), net debt, return on investment (ROI) and consolidated unit net cash costs. As required by SEC Regulation G, our calculation and reconciliation of unit net cash costs to amounts reported in our consolidated financial statements is in the supplemental schedules of our fourth-quarter and year ended 2022 press release, which is available on our website, fcx.com. Please refer to Annex A to this proxy statement for our calculation and reconciliation of adjusted EBITDA and net debt and other information regarding our calculations for ROI and consolidated unit net cash costs.

Letter to Stockholders Dear Fellow Stockholders,	Freeport’s accomplishments in 2022 enhanced our position as a leading producer of copper.

On behalf of the Freeport-McMoRan (Freeport) board of directors in my role as lead independent director, I am pleased to share highlights of Freeport’s 2022 accomplishments.

In 2022, Freeport achieved another year of solid operating and financial performance, with growth in production volumes, successful execution of our long-term projects at our PT Freeport Indonesia (PT-FI) operations, and a continuing drive for innovation, efficiencies and value in a challenging economic environment. Our board remains engaged with our highly experienced management team to pursue and generate long-term value responsibly and sustainably.

Freeport’s accomplishments in 2022 enhanced our position as a leading producer of copper. We are strongly positioned to benefit from positive copper demand trends driven by growth in electrification and acceleration of decarbonization globally. Our portfolio of assets and long-term strategy is centered on benefiting from “The Power of Copper” in the years ahead.

Freeport has maintained impressive momentum across our sustainability strategy and environmental, social and governance (ESG) commitments and initiatives. We are proud to have achieved the Copper Mark at all 12 of our copper producing sites globally, including our most recent award at PT-FI in February 2023. Freeport has also been awarded the Molybdenum Mark at both of our primary molybdenum mines as well as at our four copper mines that produce by-product molybdenum, making us the first primary molybdenum miner to achieve this distinction. In September 2022, we published our updated Climate Report, which details the advancement of our climate strategy and our decarbonization progress. We have four 2030 greenhouse gas (GHG) emissions reduction targets covering nearly 100% of our Scope 1 and 2 emissions and we continue to advance work to reduce our GHG emissions, improve

Freeport-McMoRan 2023 Proxy Statement	1

Letter to Stockholders

The board is highly engaged and operates efficiently and effectively to guide management as it works to address near-term challenges while maintaining focus on our long-term business success.

our energy efficiency, and evaluate and integrate the use of lower-carbon and renewable energy sources into our energy supply.

Following our multi-year board refreshment process, which led to the appointment of 6 new independent directors to the board since 2021, today, our board is comprised of 12 directors. This includes our newest director, and Freeport’s President, Kathleen Quirk. Our directors bring a wealth of experiences and perspectives, strong corporate governance credentials and skills across relevant industries, geographies and functions that collectively contribute to active independent oversight and partnership with our management team. The board is highly engaged and operates efficiently and effectively to guide management as it works to address near-term challenges while maintaining focus on our long-term business success. I am proud to communicate with you as Lead Independent Director and I am equally proud of the relentless commitment of our global workforce to drive our strategy of being foremost in copper.

On behalf of the board, thank you for your continued trust, support and investment in Freeport.

Sincerely,

DUSTAN E. MCCOY
Lead Independent Director
April 21, 2023

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Notice of 2023 Annual Meeting of Stockholders

DATE Tuesday, June 6, 2023	TIME 1:00 p.m. Eastern Time	LOCATION Virtual at www.meetnow.global/FCX2023	RECORD DATE April 10, 2023

Purpose of Meeting

		Board Recommendation	Page Reference
1	Elect twelve directors	FOR	12
2	Approve, on an advisory basis, the compensation of our named executive officers	FOR	38
3	Approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers	1 YEAR	39
4	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023	FOR	71

Stockholders will also transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof. Only stockholders of record as of the close of business on April 10, 2023, are entitled to participate (meaning vote and submit questions) at the annual meeting and any adjournment or postponement of the meeting.

In an effort to provide access regardless of geographic location and cost savings for our stockholders and the company, this year’s annual meeting will be conducted virtually via a live audio webcast, accessible at www.meetnow.global/FCX2023. For information regarding how to join and participate in our virtual annual meeting (including how to vote and submit questions pertinent to the meeting), please see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” beginning on page 75.

By Order of the Board of Directors.

MONIQUE A. CENAC
Assistant General Counsel and Corporate Secretary
April 21, 2023

How to Vote*

INTERNET Go to envisionreports.com/FCX	PHONE Call toll-free 1-800-652-VOTE (8683) within the U.S., U.S. territories and Canada	MAIL Mark, sign, date, and return your proxy card in the postage-paid envelope
* Beneficial owners of our common stock should follow any instructions provided by their bank, broker, trustee or other nominee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2023

This proxy statement and our 2022 annual report to stockholders are available at edocumentview.com/FCX.

Freeport-McMoRan 2023 Proxy Statement	3

About Freeport-McMoRan

Freeport is a leading international mining company with headquarters in Phoenix, Arizona with an objective of being foremost in copper. Freeport operates large, long-lived, geographically diverse assets with significant proven and probable mineral reserves of copper, gold and molybdenum.

Freeport’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Freeport has also achieved the Copper Mark, a comprehensive assurance framework designed to demonstrate the copper industry’s responsible production practices, at all 12 of its copper producing sites globally.

Freeport’s global workforce of over 74,000 people is dedicated to responsible production practices. By supplying responsibly produced copper, Freeport is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about Freeport is available at fcx.com.

Geographically Diverse Portfolio

Copper (CU)
Gold (AU)
Molybdenum (MO)
Henderson, Colorado
Climax, Colorado
Chino, New Mexico
Tyrone, New Mexico
Morenci, Arizona
Bagdad, Arizona
Safford/Lone Star, Arizona
Sierrita, Arizona
Miami, Arizona
Cerro Verde, Peru
El Abra, Chile
Grasberg, Indonesia

GLOBAL INDUSTRY LEADER	TRUSTED OPERATOR	WORLD-CLASS DEVELOPER	BLOCK CAVE LEADER	RESPONSIBLE PRODUCER
One of the world’s largest publicly traded copper producers; seasoned and value-driven global team; 25+ year reserve life with substantial additional resources.	Strong reputation and franchise in four countries; synergistic operation of all assets.	Industry-leading track record for major project execution in complex jurisdictions.	Industry-leading technical capabilities; decades of block caving experience.	Long-standing commitment to all of our stakeholders, including our employees, host communities and countries, customers and suppliers.

4	www.fcx.com

About Freeport-McMoRan

2022 Performance Highlights

Strong Execution

Operational
■Growth in copper and gold sales driven largely by PT-FI underground operations
■Successfully sustaining large-scale, low-cost underground production at PT-FI
■Measurable progress on new leaching initiative in Americas
■Solid cash flow generation and capital and cost management in challenging environment
■Advanced Indonesia smelter construction projects
■Progressed options for future long-term organic growth
■Copper and molybdenum reserve additions exceeded 2022 production

Financial
■Prioritized balance sheet as cornerstone of financial policy
■Implemented performance-based payout under financial policy
■Successful $3.0 billion PT-FI public bond offering to support smelter construction
■PT-FI achieved investment grade rating from Moody’s and Fitch rating agencies
■Significant open-market debt repurchases at attractive levels

ESG
■Achieved the Copper Mark at all remaining copper producing sites
■Achieved the Molybdenum Mark at both primary molybdenum mines and at copper mines that produce by-product molybdenum
■Progressed climate strategy and water initiatives
■Continued to enhance ESG disclosures

Stockholder Returns

$1.3 Billion
Net debt at year-end 2022, excluding net debt associated with the Indonesia smelter projects*
~50% Free Cash Flow to Be Returned
to stockholders under performance-based payout framework
$0.60 Per Share in Common Stock Dividends
Freeport paid $0.30 per share in base dividends and $0.30 per share in variable dividends in 2022
35.1 Million Shares
Repurchased during 2022 in open market for a total cost of $1.35 billion
$3.2 Billion
Available under share repurchase program as of March 31, 2023
1.43 Billion Shares
of common stock outstanding as of March 31, 2023

Strategic Objectives of Financial Policy

Maintain strong balance sheet	Provide cash returns to stockholders	Advance organic growth opportunities
*	See Cautionary Statement

Freeport-McMoRan 2023 Proxy Statement	5

Proxy Voting Roadmap

This proxy voting roadmap highlights select information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before submitting your proxy and voting instructions. For more information regarding our 2022 performance, please review our 2022 annual report to stockholders (2022 annual report), which is being made available to stockholders together with these proxy materials on or about April 21, 2023.

1	PROPOSAL NO. 1: Election of Directors The board recommends a vote FOR each director nominee.	Page 12 ►

Director Nominee Overview

Key

A Audit Committee
C Compensation Committee
G Governance Committee
R Corporate Responsibility Committee

● Member
● Chair

10
Independent
2
Non-Independent
INDEPENDENT

Frances Fragos Townsend, 61
Senior Counsel and Former Executive Vice President for Corporate Affairs of Activision Blizzard, Inc.
Tenure: 9.3 years
Other Public Boards: Chubb Limited, Leondardo DRS, Inc.
Committee Memberships:
R (Chair)

David P. Abney, 67
Retired Chairman and Chief Executive Officer of United Parcel Service, Inc.
Tenure: 2.0 years
Other Public Boards:
Northrop Grumman Corporation, Target Corporation
Committee Memberships:
A (Member) C (Chair)

Richard C. Adkerson, 76
Chairman of the Board and Chief Executive Officer of Freeport-McMoRan Inc.
Tenure: 16.5 years
Other Public Boards: None
Committee Memberships: None

Marcela E. Donadio, 68
Retired Partner and Americas Oil & Gas Sector Leader of Ernst & Young LLP
Tenure: 1.7 years
Other Public Boards: Marathon Oil Corporation, Norfolk Southern Corporation, NOV Inc.
Committee Memberships:
A (Member) G (Member)

Robert W. Dudley, 67
Retired Group Chief Executive of BP, p.l.c.
Tenure: 2.0 years
Other Public Boards: LyondellBasell Industries N.V.
Committee Memberships:
G (Member) R (Member)

Hugh Grant, 65
Retired Chairman of the Board, President and Chief Executive Officer of Monsanto Company
Tenure: 1.3 years
Other Public Boards: Linde plc, PPG Industries, Inc.
Committee Memberships:
C (Member)

Lydia H. Kennard, 68
President and Chief Executive Officer of KDG Construction Consulting and Quality Engineering Solutions
Tenure: 9.3 years
Other Public Boards: AECOM, Prologis, Inc., Vulcan Materials Company
Committee Memberships:
G (Chair) R (Member)

Ryan M. Lance, 60
Chairman and Chief Executive Officer of ConocoPhillips
Tenure: 1.4 years
Other Public Boards: ConocoPhillips
Committee Memberships:
R (Member)

Sara Grootwassink Lewis, 55
Retired Chief Executive Officer of Lewis Corporate Advisors
Tenure: 1.7 years
Other Public Boards:
Healthpeak Properties, Inc., Weyerhaeuser Company
Committee Memberships:
A (Member)

Dustan E. McCoy, 73
Retired Chairman and Chief Executive Officer of Brunswick Corporation
Lead Independent Director
Tenure: 16.1 years
Other Public Boards: Louisiana-Pacific Corporation, YETI Holdings, Inc.
Committee Memberships:
C (Member)

Kathleen L. Quirk, 59 NEW
President of Freeport-McMoRan Inc.
Tenure: Less than one year
Other Public Boards: Vulcan Materials Company
Committee Memberships: None

John J. Stephens, 63
Retired Senior Executive Vice President and Chief Financial Officer of AT&T Inc.
Tenure: 3.5 years
Other Public Boards: Solid Power, Inc.
Committee Memberships:
A (Chair)

AGE*	TENURE*	DIVERSITY

*	as of the record date, April 10, 2023

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Proxy Voting Roadmap

2	PROPOSAL NO. 2: Advisory Vote on the Compensation of Our Named Executive Officers The board recommends a vote FOR Proposal 2.	Page 38 ►

Our executive compensation program is significantly performance based – linking executive pay, company performance and results for stockholders – and is appropriately balanced with short- and long-term measures. Annual and long-term incentive awards, which provide variable, at-risk compensation, comprised 89% of our chief executive officer’s (CEO) target direct compensation for 2022, with 72% of his total target compensation being based on measurable performance objectives.

2022 CEO Target Compensation Mix

3	PROPOSAL NO. 3: Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers The board recommends a vote for 1 YEAR for Proposal 3.	Page 39 ►

Stockholders have the opportunity to vote, on a non-binding, advisory basis, as to their preference on how frequently we should seek future advisory votes on the compensation of our named executive officers in accordance with SEC rules. We are asking our stockholders to indicate, on a non-binding, advisory basis, whether they would prefer an advisory vote on the compensation of our named executive officers to occur every one, two or three years. The board believes that the advisory vote on the compensation of our named executive officers should continue to be held annually so that stockholders may continue to provide timely, direct input on our executive compensation program.

4	PROPOSAL NO. 4: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2023 The board recommends a vote FOR Proposal 4.	Page 71 ►

In February 2023, the audit committee appointed Ernst & Young LLP (Ernst & Young) to serve as the company’s independent registered public accounting firm for 2023. Ernst & Young has been retained as the company’s independent registered public accounting firm continuously since 2002. The audit committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interests of the company and its stockholders.

Freeport-McMoRan 2023 Proxy Statement	7

Stakeholder Engagement

We maintain an ongoing, proactive and expansive stakeholder engagement program, which is management-led and overseen by our board.

Stockholder Engagement

Direct engagement with our stockholders is a critical pillar of our stakeholder engagement program. Our stockholder engagement program is designed to address questions and concerns, provide perspective on company policies and practices and seek input. Our board and management have a history of engaging with stockholders and incorporating feedback into their decision-making processes.

KEY TOPICS DISCUSSED IN 2022 ESG STOCKHOLDER ENGAGEMENTS (*)	2022 ESG STOCKHOLDER ENGAGEMENT (*)
■Board composition and governance, including board oversight of ESG and incorporation of ESG metrics in executive compensation
■Climate strategy progress, including GHG emissions reduction targets and decarbonization initiatives
■Human rights and security, including progress on our human rights impact assessments
■Tailings management and risks
■Water management and risks
■Biodiversity program and risks
■Efforts to continually enhance ESG disclosures

(*) Throughout the year, we also have extensive engagement with stockholders on various other matters

We report feedback received from our ESG stockholder engagements to the board. Feedback regarding our 2022 ESG performance was positive, including our board composition, particularly the caliber and diversity of our board, progress on our climate strategy and the quality of our climate disclosures.

Other Stakeholder Engagement

In addition to our stockholder engagement, we also maintain ongoing dialogue and gather input from a broader group of stakeholders throughout the year including with our customers and suppliers, members of the communities where we operate, including Indigenous Peoples, industry associations, governmental organizations and nongovernmental organizations (NGOs).

GOALS OF STAKEHOLDER ENGAGEMENT	ADDITIONAL STAKEHOLDER ENGAGEMENTS IN 2022
■Foster mutual understanding, trust and cooperation with a broad range of stakeholders
■Understand changing expectations of stakeholders through ongoing, constructive and proactive engagement
■Incorporate feedback from engagements into boardroom and management decision-making
■Solicit ongoing feedback regarding our governance framework and compensation practices
■Share information about our strategy and our ESG practices and performance
■Inform our actions to reduce ESG-related risks and continue to deliver positive contributions to society

■Proxy advisory firms
■ESG analyst and ratings firms
■Downstream customers
■NGOs
■Governmental institutions and agencies
■Financial institutions
■Industry groups
■Civil society organizations
■Local and regional community stakeholders
■Development institutions

Participants in our various stakeholder engagements throughout the year typically include senior management, including our CEO and our president, and members from our investor relations, corporate secretary and ESG teams.

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ESG / Sustainability

Our sustainability strategy, Accelerate the Future, Responsibly, is underpinned by the recognition that our products are key contributors to global progress, including the acceleration of decarbonization around the world. We recognize the importance of effective management, integration and governance of key ESG matters. Strong ESG performance is imperative to our long-term success and our ability to deliver shared value to our stakeholders. Our core values of safety, respect, integrity, excellence and commitment are foundational to our sustainability and business strategy, and we are committed to continuous improvement and to aligning our sustainability programs with leading practices.

Our sustainability strategy is supported by our ESG commitments, which, in alignment with our business objectives, seek to enhance responsible production practices at our sites around the world. Fundamental to this work is the health, safety and well-being of our workforce and host communities where we operate. We seek to work collaboratively with our stakeholders to support shared value creation in our host communities and countries and to recognize, respect and promote human rights everywhere we conduct business. We are dedicated to effective environmental protection and stewardship, which are key to ensuring the long-term viability of our business, including maintaining the necessary support from communities and governments.

To learn more about our sustainability strategy and ESG initiatives and progress, stockholders are encouraged to review our 2022 Annual Report on Sustainability, which is independently assured and has been published annually since 2001, as well as our most recent Climate Report and other sustainability information available on our website at fcx.com/sustainability.

2022 Sustainability Highlights		Sustainability Program Aligns with International Best Practices VOLUNTARY MEMBERSHIPS AND COMMITMENTS SUSTAINABILITY REPORTING FRAMEWORKS

ICMM Member

International Copper Association
Copper Alliance

UNITED NATIONS GUIDING PRINCIPLES ON BUSINESS & HUMAN RIGHTS

THE COPPER MARK®

VOLUNTARY PRINCIPLES ON SECURITY + HUMAN RIGHTS

SUSTAINABLE DEVELOPMENT GOALS

EITI

WILDLIFE HABITAT COUNCIL®

ISO

12 sites Awarded the Copper Mark, including 4 in 2022 and 1 in early 2023	6 sites Awarded the Molybdenum Mark, including 2 primary mines and 4 copper mines that produce by-product molybdenum
2030 GHG Emissions Reduction Targets Established for Atlantic Copper and primary molybdenum sites, now covering nearly 100% of our Scope 1 and 2 GHG emissions	Wildlife Habitat Council 15 sites certified gold by the Wildlife Habitat Council for our biodiversity programs
89% Total water use efficiency	99% Of our employees are from the countries where we operate
Human Rights Impact Assessments Completed for all 5 Arizona sites and initiated at PT-FI	$177M Invested in our communities
Global Tailings Standard Progressed implementation at applicable tailings storage facilities in the Americas

Freeport-McMoRan 2023 Proxy Statement	9

ESG / Sustainability

The Copper Mark

One of the ways we demonstrate our responsible production performance is through the Copper Mark, a comprehensive assurance framework developed specifically for the copper industry. To achieve the Copper Mark, each site is required to complete an external assurance process to assess conformance with 32 ESG requirements. Awarded sites must be revalidated every three years. We have achieved the Copper Mark at all 12 of our copper producing sites globally, including most recently at PT-FI in February 2023. In addition, following the extension of the Copper Mark framework to molybdenum producers in 2022, our two primary molybdenum mines and our four copper mines that produce by-product molybdenum were awarded the Molybdenum Mark.

Climate Strategy

As one of the world’s largest copper producers, we understand our critical role in the low-carbon energy transition. We are dedicated to supplying the global economy with responsibly produced copper, which includes operating in a manner that manages and mitigates our GHG emissions and other climate-related risks and impacts. During 2022, we continued to advance our climate strategy, which is comprised of three pillars:

REDUCTION	RESILIENCE	CONTRIBUTION

We strive to reduce, manage and mitigate our GHG emissions, where possible. We have four 2030 GHG emissions reduction targets, covering nearly 100% of our Scope 1 and 2 GHG emissions, which help us to manage relevant, climate-related risks and support the decarbonization of our business. Our decarbonization initiatives can be described by four primary levers: decarbonizing electricity supply, electrification of equipment, energy and asset efficiency, and process innovation.

We strive to enhance our resilience to climate change risks (both physical and transitional) for our current and future operations, our host communities and our stakeholders. This includes working to analyze and prepare for extreme weather events, water stress and other potential climate change impacts while also supporting our host communities and responding to anticipated market and regulatory demands.

We strive to be a positive contributor beyond our operational boundaries by responsibly producing the copper that will support the technologies needed to enable the energy transition. This includes collaborating with partners in our value chain, and industry associations, to identify climate-related solutions that will support the transition to a low-carbon economy and ultimately meet the goals of the Paris Agreement.

During 2022, we continued to advance GHG emissions reduction initiatives across our global operations, including making progress toward our 2050 net zero aspiration. We collaborated with new and existing energy partners to progress options to integrate additional renewable power for our Americas operations, and we conducted a preliminary scoping study to assess the viability of replacing PT-FI’s coal-fired power plant with a new combined-cycle gas turbine power plant to be fueled by liquified natural gas.In 2022, we announced two additional 2030 GHG emissions reduction targets (one for our Atlantic Copper smelter and refinery in Spain and one for our primary molybdenum sites), we advanced plans to submit our 2030 GHG emissions reduction targets to the Science Based Targets initiative for verification, and we continued to collaborate with equipment manufacturers and various industry associations with the aim of contributing to technological solutions that will help us achieve our climate objectives.For more information on our climate strategy, performance and progress, please see our updated Climate Report published in September 2022.

Human Capital

We believe our global workforce is the foundation of our success and a competitive advantage. Our board oversees our policies and implementation programs that govern our approach to management of our human capital, with the corporate responsibility committee having oversight of health and safety matters and the compensation committee having oversight of other human capital management matters, including those relating to workforce recruitment, retention and development, pay equity and inclusion and diversity.

■	Our highest priority is the health, safety and well-being of our employees and contractors. We also aim to instill health and safety processes for our suppliers and the communities where we operate.
■	We are committed to ongoing training and development of our workforce.
■	We are committed to fostering a culture that is respectful, inclusive and representative of the communities where we operate.

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ESG / Sustainability

Additional information regarding our programs and activities related to our people, including our global workforce diversity data and our U.S. Equal Employment Opportunity Commission EEO-1 employment data for our U.S.-based employees, is available in our 2022 Annual Report on Sustainability.

Board Oversight of ESG

The corporate responsibility committee oversees the company’s environmental and social policies and implementation programs and related risks. The corporate responsibility committee reviews the effectiveness of the company’s strategies, programs and policy implementation with respect to health and safety, responsible production frameworks, climate, tailings management and stewardship, water stewardship, biodiversity and land management, waste management, human rights, stakeholder relations, social performance and Indigenous Peoples, responsible sourcing, and political activity and spending practices. During 2022, the corporate responsibility committee met four times.

Additionally, each of the audit, governance and compensation committees oversees key ESG matters. The audit committee oversees our global compliance program and corporate compliance procedures and our information technology and cybersecurity processes and procedures. Additionally, tax matters are included within the audit committee’s financial oversight responsibilities. The governance committee maintains our corporate governance guidelines and oversees our corporate governance practices and procedures. The compensation committee oversees the company’s human capital management policies, programs, practices and strategies, including those relating to workforce recruitment, retention and development, pay equity and inclusion and diversity.

2022 KEY ESG TOPICS In 2022, the board and its committees received presentations from and had active dialogue with management on key ESG initiatives linked to our strategy and performance.

Board Meetings ■Workforce health and safety ■ESG stockholder engagement feedback and ESG update ■Workforce inclusion and diversity update ■Annual adoption of UK Modern Slavery Act Statement

Corporate Responsibility Committee Meetings

■Workforce health and safety
■Climate strategy and performance update
■Human rights program, including progress on human rights impact assessments and annual adoption of UK Modern Slavery Act Statement
■Tailings management, including progress implementing the Global Industry Standard on Tailings Management in the Americas
■Update on PT-FI’s human health assessment
■Water strategy and resilience update
■Social performance and charitable contributions
■Political spending review
■Responsible sourcing of minerals program update

Compensation Committee Meetings ■Workforce health and safety ■Workforce recruitment, retention and development update

ESG and Annual Executive Compensation

Our chairman and CEO has ultimate responsibility for the company’s ESG performance. Executive officers are held accountable for the company’s ESG performance in part through the company’s performance-based annual incentive program (AIP) via pre-determined ESG metrics aligned with our key ESG commitments and priorities. In 2022, ESG metrics collectively accounted for 25% of the AIP (15% safety and 10% sustainability). See “Executive Officer Compensation – Compensation Discussion and Analysis – Principal Components of Executive Compensation in 2022” for more information.

Freeport-McMoRan 2023 Proxy Statement	11

Board and Corporate Governance Matters

1	Proposal No. 1: Election of Directors The board recommends that you vote FOR each of the director nominees listed below.

Upon the recommendation of the governance committee, the board has nominated 12 directors for election at our 2023 annual meeting to hold office until our next annual meeting and the election of their successors. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. The persons named as proxies on the proxy card intend to vote your proxy for the election of each such nominee, unless otherwise directed. If, contrary to our expectations, any nominee is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by the board, or the board may reduce its size.

Vote Required to Elect Director Nominees

Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast, meaning a candidate for director is elected if the votes in favor of his or her election exceed the votes against his or her election. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, meaning that the director nominees who receive the most votes will be elected.

In an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election will be required to promptly tender his or her resignation to the board. The governance committee will recommend to the board whether to accept or reject the tendered resignation. The board will act on the governance committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation. In addition, if each member of the governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies on the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

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Board and Corporate Governance Matters

Board Qualifications, Attributes, Skills and Experience

Our board believes that it is desirable that the following qualifications, attributes, skills and experience are represented on our board because of their particular relevance to our business.

Experience, Qualifications, Attributes and Skills	Why is this important to Freeport?	Directors with this Experience, Qualification, Attribute or Skill
Natural resources, mining, commodities industry experience

Natural resources, mining, commodities or other extractives industry experience assists the board in understanding business considerations relevant to our global activities, including operational matters and requirements, strategic planning, key risks and competitive environment.

CEO experience

Directors with CEO experience have a demonstrated record of leadership and bring valuable perspectives and practical insights on organizations, processes, strategic planning, risk and risk management, maintaining effective, sustainable and safe operations, and driving growth in order to achieve our strategic goals.

International business/ global affairs

Experience in international business/global affairs or experience related to global economic trends yields an understanding of geographically diverse business environments, regulatory matters, economic conditions and cultural perspectives that informs our global business and strategy and enhances our global operations.

Accounting/ financial expertise

Experience as an accountant, auditor, financial advisor or other similar experience is critical to oversight of the preparation and audit of our financial statements and compliance with related regulatory requirements and standards. We aim to have several directors who could qualify as audit committee financial experts (as defined by SEC rules).

ESG/sustainability

Experience advancing and implementing ESG and sustainability strategy and programs supports our responsible production commitments and risk management, including prioritizing the health, safety and well-being of our workforce and host communities where we operate, strengthening our environmental programs, including our commitment to reducing our GHG emissions and enhancing the climate resilience of our business operations, respecting human rights in all of our business practices, and attracting, developing and retaining employees, among other environmental and social priorities.

Capital markets/ banking

Experience overseeing capital markets and banking transactions and mergers and acquisitions provides the knowledge and skills necessary to evaluate and oversee the company’s design and implementation of financing and capital allocation strategies.

Government/legal

Government relations, legal, regulatory compliance and/or public policy experience offers valuable insight into the impact of laws, rules, regulations, and other governmental actions and decisions on our company and our industry.

Public company board experience

Directors who serve or have served on the boards and board committees of public companies demonstrate a deep understanding of risk oversight, succession planning, corporate governance standards and best practices of public company boards and board committees.

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Board and Corporate Governance Matters

Director Skills and Demographics Matrix

Our director nominees represent a range of tenures and overall experience, which contributes to a variety of perspectives and facilitates transition of institutional knowledge from longer-serving members to newer members of our board. We believe this balanced composition is in the best interest of our company and our stockholders, as our industry and strategic initiatives often have prolonged lifecycles, and it is therefore helpful to have seasoned directors who are familiar with our company and can draw on past experience and expertise balanced with newer directors who bring fresh perspectives. Our governance committee remains committed to an ongoing review of the board’s composition to ensure that we continue to have the right mix of skills, background, diversity and tenure to position the company for long-term success.

Experience, Qualifications, Attributes and Skills
Natural resources, mining, commodities industry experience
CEO experience
International business/ global affairs
Accounting/ financial expertise
ESG/sustainability
Capital markets/ banking
Government/legal
Public company board experience

Demographics
Tenure (Years)*	2.0	16.5	1.7	2.0	1.3	9.3	1.4	1.7	16.1	0.2	3.5	9.3
Age (Years)*	67	76	68	67	65	68	60	55	73	59	63	61
Gender (Male/Female)	M	M	F	M	M	F	M	F	M	F	M	F
* as of the record date, April 10, 2023

Race/Ethnicity
African American/Black (Not Hispanic or Latino)						●
Hispanic or Latino			●
White (Not Hispanic or Latino)	●	●		●	●		●	●	●	●	●	●

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Board and Corporate Governance Matters

Information About Director Nominees

Included below is certain information as of the record date, April 10, 2023, with respect to the director nominees, including information regarding key business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes and skills that led the governance committee and the board to determine that such person should be nominated at our 2023 annual meeting of stockholders to serve as a director of the company.

David P. Abney

INDEPENDENT

Retired Chairman and Chief Executive
Officer of United Parcel Service, Inc.
Director since 2021
Age 67

Freeport Committee Memberships

■Audit Committee
■Compensation Committee (Chair)
Current Public Company Directorships ■Northrop Grumman Corporation ■Target Corporation Former Public Company Directorships ■Johnson Controls International plc ■Macy’s Inc. ■United Parcel Service, Inc.

SKILLS AND QUALIFICATIONS	BUSINESS EXPERIENCE
■Executive leadership experience as former Chairman and CEO of a complex global enterprise with a large, labor-intensive workforce
■Expertise in international operations, global logistics and supply chain resilience as well as broad experience with human capital management, leading global teams and overseeing sustainability driven change, including the transition to emerging technologies
■Public company board experience as well as nonprofit leadership experience, including on the board of directors of Catalyst, a global nonprofit working to advance women into senior leadership and board positions
EDUCATION AND PROFESSIONAL CREDENTIALS ■B.S. in Business Administration from Delta State University

Richard C. Adkerson Chairman of the Board and Chief Executive Officer of Freeport-McMoRan Inc. Director since 2006 Age 76

SKILLS AND QUALIFICATIONS	BUSINESS EXPERIENCE
■Recognized business leader in the mining industry, with decades of industry and operational experience, a vision for the company’s long-term strategy, connectivity to our global workforce, and strong relationships with our stakeholders
■Current member and former Chair of the International Council on Mining and Metals from 2008 to 2011 and 2020 to 2022; previously served on the Executive Board of the International Copper Association
■Member of The Business Council, the Business Roundtable and the Council on Foreign Relations; Chairman of the Advisory Council of the Kissinger Institute on China and the United States
EDUCATION AND PROFESSIONAL CREDENTIALS ■B.S. in Accounting with highest honors and M.B.A. from Mississippi State University and completed Advanced Management Program at Harvard Business School

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Board and Corporate Governance Matters

Marcela E. Donadio INDEPENDENT Retired Partner and Americas Oil & Gas Sector Leader of Ernst & Young LLP Director since 2021 Age 68 Freeport Committee Memberships ■Audit Committee ■Governance Committee	Current Public Company Directorships ■Marathon Oil Corporation (Lead Independent Director) ■Norfolk Southern Corporation ■NOV Inc.

SKILLS AND QUALIFICATIONS	BUSINESS EXPERIENCE
■Over 37 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry
■Comprehensive knowledge of public company financial reporting regulations and compliance requirements and a deep understanding of the strategic issues affecting companies in the extractives industry
■Experienced audit partner for multiple companies with domestic and international operations in the natural resources sector; held various energy industry leadership positions during her career
EDUCATION AND PROFESSIONAL CREDENTIALS ■B.S. in Accounting from Louisiana State University and a Certified Public Accountant

Robert W. Dudley INDEPENDENT Retired Group Chief Executive of BP, p.l.c. Director since 2021 Age 67 Freeport Committee Memberships ■Governance Committee ■Corporate Responsibility Committee	Current Public Company Directorships ■LyondellBasell Industries N.V. Former Public Company Directorships ■BP, p.l.c.

SKILLS AND QUALIFICATIONS	BUSINESS EXPERIENCE
■Over 40 years of executive and business experience serving in a broad range of engineering, commercial, strategic, international and executive roles, including leadership role in advancing BP’s decarbonization plans and other key sustainability initiatives
■Extractives industry experience, expertise in complex strategic issues and cybersecurity oversight experience
■Chairman of the Board of Axio, a leading SaaS provider of cyber risk management and quantification solutions, and director of 8 Rivers Capital LLC, a private firm leading the invention and commercialization of sustainable, infrastructure-scale technologies for the global energy transition
■Chairman of the Oil and Gas Climate Change Initiative (since 2016), a CEO-led initiative that aims to accelerate the oil and gas industry’s response to climate change, Chair of the Accenture Global Energy Board, member of The Business Council and fellow of the Royal Academy of Engineering

EDUCATION AND PROFESSIONAL CREDENTIALS

■B.S. in Chemical Engineering from the University of Illinois, MIM from the Thunderbird School of Global Management (now part of Arizona State University) and M.B.A. from Southern Methodist University

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Hugh Grant INDEPENDENT Retired Chairman of the Board, President and Chief Executive Officer of Monsanto Company Director since 2021 Age 65 Freeport Committee Memberships ■Compensation Committee	Current Public Company Directorships ■Linde plc ■PPG Industries, Inc. (Lead Independent Director)

SKILLS AND QUALIFICATIONS	BUSINESS EXPERIENCE
■As Chairman, President and CEO of Monsanto, he led the company’s strategic transition to become a pioneer in agriculture biotechnology; he and the company were recognized by numerous groups for innovation, sustainability and business leadership during his tenure
■Significant executive leadership, corporate governance, managerial, operational, international, distribution and technology expertise
■Director of Invaio Sciences, Inc., a private technology company focused on unlocking the potential of the planet’s interdependent natural systems to address pressing agricultural, sustainability and environmental challenges
■Director of CIBO Technologies, a private company that applies advanced technologies to deliver a deep understanding of agricultural systems to help mitigate climate change, advance food system resilience and improve grower outcomes through driving the adoption of sustainable practices
■Member of The Business Council and the American Academy of Arts & Sciences

EDUCATION AND PROFESSIONAL CREDENTIALS

■B.S. (Honors) in Molecular Biology and Agricultural Zoology from Glasgow University, Post Graduate Diploma in Agriculture from Edinburgh University and M.B.A. from the International Management Centre in Buckingham, United Kingdom

Lydia H. Kennard

INDEPENDENT

President and Chief Executive Officer of
KDG Construction Consulting and Quality
Engineering Solutions
Director since 2013
Age 68

Freeport Committee Memberships

■Corporate Responsibility Committee
■Governance Committee (Chair)
Current Public Company Directorships ■AECOM ■Prologis, Inc. ■Vulcan Materials Company Former Public Company Directorships ■Healthpeak Properties, Inc.

SKILLS AND QUALIFICATIONS	BUSINESS EXPERIENCE
■Over 40 years of executive and operational experience in aviation, construction management and real estate development
■Deep understanding of operational requirements and corporate governance matters
■Significant public company board experience
■Experience in environmental management and pollution control matters through her former involvement with the California Air Resources Board

EDUCATION AND PROFESSIONAL CREDENTIALS

■B.A. in Urban Planning and Management from Stanford University, Master in City Planning from Massachusetts Institute of Technology and J.D. from Harvard Law School

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Board and Corporate Governance Matters

Ryan M. Lance INDEPENDENT Chairman and Chief Executive Officer of ConocoPhillips Director since 2021 Age 60 Freeport Committee Memberships ■Corporate Responsibility Committee	Current Public Company Directorships ■ConocoPhillips

SKILLS AND QUALIFICATIONS	BUSINESS EXPERIENCE
■Over 37 years of executive and operational experience in the oil and natural gas industry; leadership role in developing and advancing ConocoPhillips’ decarbonization plans and other key sustainability initiatives
■Extensive experience in international exploration and production, including regional responsibility at various times for Asia, Africa, the Middle East and North America, and responsibility for technology, major projects, downstream strategy, integration and specialty functions
■Former Chairman of the American Petroleum Institute and currently serves on its Executive Committee; Chair of National Petroleum Council’s Agenda Committee
■Member of the Business Roundtable and The Business Council and serves on the board of the National Fish and Wildlife Foundation
EDUCATION AND PROFESSIONAL CREDENTIALS ■B.S. in Petroleum Engineering from Montana Technological University

Sara Grootwassink Lewis INDEPENDENT Retired Chief Executive Officer of Lewis Corporate Advisors Director since 2021 Age 55 Freeport Committee Memberships ■Audit Committee	Current Public Company Directorships ■Healthpeak Properties, Inc. ■Weyerhaeuser Company Former Public Company Directorships ■Sun Life Financial Inc. ■PS Business Parks, Inc.

SKILLS AND QUALIFICATIONS	BUSINESS EXPERIENCE
■Over 20 years of executive leadership, accounting, corporate finance and capital markets experience
■Extensive public company board experience
■Serves on the board of trustees of the Brookings Institution (member of Executive Committee), the Leadership Board for the U.S. Chamber of Commerce Center for Capital Markets Competitiveness and the Audit Committee Council of the Center for Audit Quality; Board Leadership Fellow and delegate for the Advisory Council for Risk Oversight for the National Association of Corporate Directors (NACD) (since 2012) and an NACD 100 Honoree; former member of the Public Company Accounting Oversight Board Standing Advisory Group (2015-2017)

EDUCATION AND PROFESSIONAL CREDENTIALS

■B.S. in Finance from the University of Illinois at Urbana-Champaign, a Certified Public Accountant and a Chartered Financial Analyst
■Earned the CERT certificate in Cybersecurity Oversight from Carnegie Mellon University and the NACD, demonstrating her commitment to advanced understanding of the role of the board and management in cybersecurity oversight

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Dustan E. McCoy LEAD INDEPENDENT DIRECTOR Retired Chairman and Chief Executive Officer of Brunswick Corporation Director since 2007 Age 73 Freeport Committee Memberships ■Compensation Committee	Current Public Company Directorships ■Louisiana-Pacific Corporation (Lead Independent Director) ■YETI Holdings, Inc.

SKILLS AND QUALIFICATIONS	BUSINESS EXPERIENCE
■Executive leadership, management and extensive public company boardroom experience
■Comprehensive experience with legal and compliance matters, corporate governance and disclosure matters and human capital management
■Over 20 years of experience in the natural resources and extractives industry with Ashland Oil, Inc. and as Chairman of the Board of a private quarry business
■Broad understanding of the operational, financial and strategic issues facing large global mining companies
EDUCATION AND PROFESSIONAL CREDENTIALS ■B.A. in Political Science from Eastern Kentucky University and J.D. from Salmon P. Chase College of Law at Northern Kentucky University

Kathleen L. Quirk NEW President of Freeport-McMoRan Inc. Director since 2023 Age 59	Current Public Company Directorships ■Vulcan Materials Company

SKILLS AND QUALIFICATIONS	BUSINESS EXPERIENCE
■Extensive knowledge of the company’s business operations, having over 30 years of experience in the Freeport organization
■Senior member of the company’s executive team and has previously held various leadership roles at Freeport
■Proven leader and a key long-term contributor in establishing Freeport as a global leader in the copper industry
■Strong partner to Freeport’s operational leaders and instrumental in the company’s strategic planning, with responsibility for a broad range of corporate functions
EDUCATION AND PROFESSIONAL CREDENTIALS ■B.S. in Accounting from Louisiana State University

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Board and Corporate Governance Matters

John J. Stephens INDEPENDENT Retired Senior Executive Vice President and Chief Financial Officer of AT&T Inc. Director since 2019 Age 63 Freeport Committee Memberships ■Audit Committee (Chair)	Current Public Company Directorships ■Solid Power, Inc. (Lead Independent Director)

SKILLS AND QUALIFICATIONS	BUSINESS EXPERIENCE
■Over 35 years of accounting and corporate finance expertise, including experience in matters of financial planning, corporate development, accounting and accounting policy, tax, auditing, treasury, investor relations, corporate real estate, business planning and financial, operational and regulatory reporting
■Senior leadership experience in the oversight of a large, publicly traded company and vast experience in financial and accounting matters, international business and affairs, mergers, acquisitions and other major corporate transactions
■Director and Audit Committee Chair of a large private food retailer
EDUCATION AND PROFESSIONAL CREDENTIALS ■B.S.B.A. in Accounting from Rockhurst University and J.D. from St. Louis University School of Law

Frances Fragos Townsend

INDEPENDENT

Senior Counsel and Former Executive Vice
President for Corporate Affairs of Activision
Blizzard, Inc.
Director since 2013
Age 61

Freeport Committee Memberships

■Corporate Responsibility Committee (Chair)

Current Public Company Directorships

■Chubb Limited
■Leonardo DRS, Inc.
(Lead Independent Director)

Former Public Company Directorships

■Scientific Games Corporation
■SciPlay Corporation
■The Western Union Company

SKILLS AND QUALIFICATIONS	BUSINESS EXPERIENCE
■Over 25 years of domestic and international experience in legal, law enforcement and security sectors, including a strong background in strategic planning, risk management, intelligence and security matters, and domestic and international affairs
■Extensive personnel, public policy, business management and financial capabilities, and government, regulatory and legal experience, including complex international regulatory matters from her service in the Office of President George W. Bush as Homeland Security and Counterterrorism Advisor, Chair of the Homeland Security Council and Deputy Assistant to the President and Deputy National Security Advisor for Combatting Terrorism
■Member of the Council on Foreign Relations and the Executive Committee of the Trilateral Commission
EDUCATION AND PROFESSIONAL CREDENTIALS ■B.A. in Political Science and a B.S. in Psychology from American University and J.D. from the University of San Diego School of Law

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Board and Corporate Governance Matters

Corporate Governance Highlights

Our commitment to good corporate governance is evidenced by the following practices:

BOARD STRUCTURE AND GOVERNANCE	ESG / SUSTAINABILITY
■Active board and committee oversight of risk
■Lead independent director with clearly defined responsibilities
■Highly independent board and fully independent committees
■Demonstrated board refreshment and diversity
■Board diversity policy
■Limitations on public company board and committee service, including a limitation on audit committee service for members of our audit committee
■Director commitment policy
■Annual board and committee performance evaluations
■Regular executive sessions

■Long-standing commitment to sustainable and responsible production practices across priority ESG focus areas, in alignment with our sustainability strategy
■Committed to maintaining the validation of all of our copper producing sites with the Copper Mark
■Formal climate strategy and 2030 GHG emissions intensity reduction targets covering nearly 100% of Scope 1 and 2 GHG emissions
■Committed to transparently reporting on our performance through ESG disclosures which are externally assured and in alignment with best practices, including the International Financial Reporting Standards Foundation’s SASB Standards and the Task Force on Climate-related Financial Disclosures, with a focus on continuous improvement
■Extensive, long-standing tailings management program, including implementation of the Global Industry Standard on Tailings Management

STOCKHOLDER RIGHTS AND ENGAGEMENT	STOCK OWNERSHIP
■Stockholder proxy access
■Majority voting for directors
■Stockholder right to call special meetings (15%)
■Stockholder right to act by written consent
■Robust stockholder engagement program with history of responsiveness to stockholders

■Stock ownership guidelines of 5x annual fee (currently $125,000) for non-management directors
■Stock ownership guidelines of 6x base salary for our CEO and our president
■Stock ownership guidelines of 3x base salary for our other executive officers

Key Governance Practices

1	Board Composition and Refreshment
	Board composition, director recruitment and nomination process, stockholder recommendations and nominations, board diversity policy, annual board and committee evaluations, beyond the boardroom, limitation on board and committee service and director commitment policy	PAGE 22

Corporate Governance Guidelines; Principles of Business Conduct

We are committed to effective corporate governance that is informed by our stockholders, promotes the long-term interests of our stockholders, strengthens board and management accountability and engenders public trust in our company. Our corporate governance guidelines, along with the charters of our principal board committees, provide the framework for the governance of our company and reflect the board’s commitment to monitor the effectiveness of governance-related policy and decision making at both the board and management levels.

We are committed to the highest level of ethical and legal conduct in all of our business operations. Our principles of business conduct highlight the core values on which our company has built its reputation – safety, respect, integrity, excellence and commitment. Our principles of business conduct provide guidance for the application of these values to our business and define the expected behavior of all of our employees and our board. Amendments to, or waivers of, our principles of business conduct granted to any of our directors or executive officers will be published promptly on our website.

2	Board Oversight
	Areas of board oversight of strategy and risk management, including board and committee roles, enterprise risk management, management and board oversight of cybersecurity and succession planning for senior executives	PAGE 26

3	Communications with the Board Communications with board and availability of corporate governance documents	PAGE 29

4	Board Structure Leadership structure, board committees, 2022 board and committee meeting attendance, board independence and related person transactions	PAGE 30

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Board and Corporate Governance Matters

1	Board Composition and Refreshment

Board Composition

Our board currently consists of 12 members, 10 of whom the board has affirmatively determined are independent. Each of our current directors has been nominated to stand for election at our 2023 annual meeting. In the last five years, we have significantly refreshed our board, adding eight new directors to the board, seven of whom are independent, and successfully achieved our board refreshment objectives focused on thoughtfully enhancing the composition and size of the board, decreasing our average director tenure and age, increasing the gender, race and ethnic diversity of our board, and adding CEO experience, extractives industry experience, international experience, accounting and financial expertise and ESG/sustainability experience, including climate expertise. The addition of these new directors delivers on our multi-year refreshment strategy and our commitment to have a board with expansive and diverse experience, a deep understanding of the challenges and opportunities associated with our global business and a focus on value and sustainability for the benefit of all stakeholders.

BOARD REFRESHMENT in the past 5 years 8 new directors have joined our board 7 of whom are independent

Director Recruitment and Nomination Process

Our governance committee oversees the director recruitment and nomination process. The governance committee identifies, and formally considers and recommends to the board, candidates to be nominated for election to the board at each annual meeting of stockholders or as necessary to fill vacancies and newly created directorships. The governance committee carries out this responsibility through the process described below.

1 Assess

Annual Evaluation of Board Composition

■The governance committee annually reviews the composition and size of our board, recognizing the importance of refreshment to maintain a balance of tenure, diversity, skill sets and experience to position the company for long-term success.
■Among other factors, the governance committee considers our company’s strategy and needs; our directors’ collective knowledge, experience, expertise and diversity, including of tenure and age; and the specific qualifications, attributes, skills and experience our board deems relevant to developing criteria for potential candidates.

2 Identify

Identify Potential Director Candidates

■If the governance committee determines that there is a need for new candidates, individuals may be identified through a variety of methods, including by our directors, management, stockholders and/or an independent search firm. Each candidate brought to the attention of the governance committee, regardless of who recommended such candidate, will be equally considered.
■Based on the factors and criteria developed in the assessment phase, the governance committee may engage an independent search firm to assist in identifying a potential pool of candidates.

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Board and Corporate Governance Matters

3 Evaluate

Review Candidate Pool

■The governance committee and the full board review the potential pool of candidates.
■In evaluating the suitability of potential director nominees, the governance committee considers personal and professional integrity, general understanding of our industry, educational and professional background, independence, diversity, experience in corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment, the ability and willingness to work cooperatively with other members of the board and with senior management and to devote adequate time to duties of the board.
■The governance committee also evaluates each potential director nominee in the context of the board as a whole, with the objective of recommending nominees who can best advance the long-term success of the business, be effective directors in conjunction with the full board and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

In-Depth Candidate Review

■Potential director nominees interview with each of the chairman of the board, the lead independent director and the chair of the governance committee, as well as our president.
■Due diligence is performed, including background and conflicts checks, review of director commitment levels, references and feedback from other directors and the independent search firm.

4 Recommend

Governance Committee Recommendation to the Board

■The governance committee reviews a candidate’s independence and all due diligence results and recommends potential directors to the board for approval.
■The governance committee and the full board will consider the nature of and time involved in a director’s service on other boards and whether any existing or anticipated outside commitments interfere with a director’s performance when evaluating the suitability of individual directors and director nominees.

5 Appoint	Board Appointment ■The board reviews the recommendation of the governance committee and approves the candidate’s appointment to the board.

6 Onboard

New Director Orientation

■Following appointment to the board, a new director orientation session with key members of our senior leadership team is promptly scheduled to facilitate a seamless onboarding experience. These orientation sessions are highly interactive and immersive.

7 Vote	Stockholders Vote ■Stockholders vote on director nominees at our annual meeting.

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Board and Corporate Governance Matters

Stockholder Recommendations and Nominations

The governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004. Supporting information should include (a) the name and address of the candidate and the proposing stockholder; (b) a comprehensive biography of the candidate, including any self-identifying diversity characteristics, and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter from the candidate stating his or her willingness to serve, if elected as a director.

In addition, our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders and, under certain circumstances, to include their nominees in our proxy statement. For a description of the process for nominating directors in accordance with our by-laws and under the applicable rules and regulations of the SEC, see “2024 Stockholder Proposals and Director Nominations.”

Board Diversity Policy

The board recognizes and embraces diversity and is actively committed to inclusion and diversity in the boardroom. In accordance with our board diversity policy, which is set forth in our corporate governance guidelines, when evaluating the diversity of potential director nominees, the governance committee considers a broad range of diversity, including diversity in terms of professional experience, skills and background, as well as diversity of gender, race and ethnicity. Further, when conducting searches for new directors, the governance committee includes qualified female and racially and/or ethnically diverse individuals in the pool of candidates.

Annual Board and Committee Evaluations

Our board and each of its committees have an annual self-evaluation process to ensure that they are performing effectively and in the best interests of the company and our stockholders. The governance committee oversees this annual performance evaluation process and establishes procedures to assist it in exercising this oversight function. The governance committee discusses with the full board the results of these annual performance evaluations, including any recommended changes to policies or procedures of the company, the board or any of its committees. The governance committee periodically reviews the evaluation process and revises as appropriate.

In 2022, upon consultation with the lead independent director and the chair of the governance committee, the chairman of the board conducted one-on-one discussions with directors, six of whom were newly appointed to the board in 2021. The results were discussed with the full board in executive session. In 2023, the lead independent director and the chair of the governance committee plan to conduct one-on-one discussions with individual directors. The results will be aggregated and discussed with the full board in executive session.

2022 Evaluation Topics

■Board composition and leadership structure; committee structure and composition
■Board’s role in oversight of strategy and risk management
■Meeting participation, materials and procedures
■Interactions with management and advisors
■Supporting resources, ongoing education and development opportunities
■Succession planning at the board and management level

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Beyond the Boardroom

Our board is actively engaged in overseeing our strategy and takes an active role in risk oversight. During 2022, we held six board meetings and 14 committee meetings to discuss, deliberate and make decisions on key strategic matters, at which we had a 100% director attendance rate. In addition to regular board and committee meetings, we provide channels for both new and tenured directors to engage in comprehensive onboarding and continued education in areas relevant to our business and our industry, regularly interact with our management outside the boardroom, and connect directly with our stockholders to strengthen their understanding and oversight of our business, strategy, and key priorities. The governance committee monitors and evaluates the orientation and training needs of directors and makes recommendations to the board where appropriate.

Director Orientation	Access to Management	Stockholder Engagement
Following appointment to the board, a new director orientation session with key members of our senior leadership team is promptly scheduled to facilitate a seamless onboarding experience. These orientation sessions are highly interactive and immersive.	All directors have full and free access to management both during and outside of regularly scheduled board and committee meetings.	Our board values the input of our stockholders. Our board receives periodic updates on stockholder engagement led by management, and is directly involved in responding to and participating in communications where appropriate. From time to time, directors participate in direct engagement with our stockholders to discuss specific matters of mutual importance.

Periodic Briefings from our CEO	Continuing Education	Site Visits
Our CEO provides our board with periodic updates on major business developments, milestones, important internal initiatives and communications the company has had with stockholders and other stakeholders as events arise in the ordinary course of business. These periodic briefings are intended to keep the board informed between regularly scheduled meetings on matters that are significant to our company and industry.	The company maintains a subscription for board members to the National Association of Corporate Directors (NACD), a recognized authority focused on advancing board leadership and establishing leading boardroom practices. Through NACD, directors have access to webinars and virtual education opportunities, NACD publications and complimentary registration to the annual NACD Virtual Summit. Our directors may also attend, at the company’s expense, other director continuing education programs relevant to the duties of a director, corporate governance, best board practices or the mining industry.	Periodically, directors will be invited or may request to visit certain of the company’s significant mining and other operating sites, and management will prepare educational sessions for the directors relevant to the company’s operations and plans to understand better the company’s business and culture.

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Board and Corporate Governance Matters

Limitation on Board and Committee Service and Director Commitment Policy

It is the expectation of the board that every director devotes the significant time and attention necessary to fulfill their duties as a director, including regularly preparing for, attending and actively participating in meetings of the board and its committees. Our corporate governance guidelines establish the following limits on our directors serving on public company boards and audit committees:

Director Category	Limit on public company board and committee service, including Freeport
All directors	4 boards
Directors who serve on our audit committee	3 audit committees

The governance committee may approve exceptions to these limitations under certain circumstances and with consideration given to public company board leadership roles and outside commitments. The governance committee and the full board will take into account the nature of and time involved in a director’s service on other boards and whether any existing or anticipated outside commitments interfere with a director’s performance when evaluating the suitability of individual directors and director nominees. Service on boards or committees of other organizations should be consistent with the company’s conflict of interest standards. Additionally, directors are expected to advise the chairman of the board, the lead independent director (if applicable) and/or the chair of the governance committee prior to accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any other public company of which such director is a member. The governance committee annually conducts a review of director commitment levels and has affirmed that all directors are currently compliant with the director commitment policy under our corporate governance guidelines.

2	Board Oversight

Board’s Role in Oversight of Strategy and Risk Management

While our management is responsible for the day-to-day management of risk, our board and its committees are actively engaged in overseeing our strategy and take an active role in risk oversight.

■	The board oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.
■	The board as a whole is responsible for risk oversight at the company, with reviews of certain areas being conducted by the relevant board committees that regularly report to the full board.
■	In its risk oversight role, the board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company, including financial, international, operational, social and environmental risks.

The board believes that full and open communication between senior management and the directors is essential to effective risk oversight. Our lead independent director regularly meets and discusses with our chairman and CEO on a variety of matters, including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies.

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The chart below provides an overview of the allocation of risk management responsibilities among the board and its committees.

Board of Directors Responsible for risk oversight at the company

Board Committees Assist the board in fulfilling its oversight responsibilities with respect to certain areas of risk, with each committee regularly reporting on these matters to the full board.

Audit Committee
■Reviews and discusses with management, our internal audit firm, and our independent registered public accounting firm, the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies.
■Oversees the effectiveness of the company’s internal control over financial reporting, and the company’s compliance with legal and regulatory requirements.
■Meets periodically with independent registered public accounting firm and internal audit firm in executive sessions.
■Discusses with the independent registered public accounting firm and internal audit firm the results of their processes to assess risk in the context of their respective audit engagements.
■Reviews and discusses at least annually with management the adequacy and effectiveness of the company’s information technology processes and procedures and the internal controls regarding information technology security and cybersecurity. See below for more information.

Compensation Committee
■Oversees the company’s assessment of whether its compensation policies and practices are likely to expose the company to material risks.
■Oversees, in consultation with management, the company’s compliance with regulations and New York Stock Exchange (NYSE) listing standards governing executive and director compensation.
■Oversees management of risks associated with the company’s human capital management, including those relating to workforce recruitment, retention and development, pay equity and inclusion and diversity.

Governance Committee ■Oversees management of risks associated with the company’s board leadership structure and corporate governance matters.

Corporate Responsibility Committee
■Oversees management of risks associated with the company’s key environmental and social policies and implementation programs. See “ESG / Sustainability – Board Oversight of ESG” for more information.

Enterprise Risk Management

Our enterprise risk management (ERM) program provides the board with information about the company’s enterprise risk profile and allows the board to assess and monitor the risks over the short, medium and long term, both within and outside our operational boundaries. Enterprise level risks are identified and assessed through our ERM program, designed to provide cross-functional executive insight across the business to identify and monitor risks, opportunities and emerging trends that can impact our strategic business objectives.

Our ERM management committee is comprised of senior leaders with responsibility across operations and core business functions, and with a breadth of knowledge, influence and experience covering the risks the company faces. The ERM management committee reports to our president and periodically provides reports on, among other things, business strategy, geopolitical trends, markets, people, innovation and cybersecurity risks, to the audit committee, corporate responsibility committee and full board.

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Board and Corporate Governance Matters

The ERM management committee is responsible for providing input and oversight on our ERM program, which seeks to link our global operations and business functions to (1) identify enterprise risks and opportunities, (2) analyze and prioritize risks, (3) review risk control environments, including through internal audit, and determine additional management actions where warranted, and (4) monitor and report progress.

Management and Board Oversight of Cybersecurity

The audit committee oversees, among other things, our information technology and cybersecurity processes and procedures. The audit committee reviews and discusses with management, at least annually:

■	the adequacy and effectiveness of the company’s information technology security processes and procedures,
■	the assessment of risks and threats to the company’s information technology systems,
■	the internal controls regarding information technology security and cybersecurity, and
■	the steps management has taken to monitor and mitigate information technology security and cybersecurity risks.

At least annually, the audit committee receives a report from our Chief Information Officer on, among other things, the state of our information technology security program, assessments of risks and threats to our information technology systems, and processes to maintain and strengthen our resiliency to cybersecurity threats. During 2022, our Chief Information Officer and our Chief Information Security Officer reported on these matters at a meeting of the audit committee. In addition, our Director - Enterprise Risk Management reported on certain of these matters as part of an ERM presentation presented at a meeting of the audit committee. The audit committee periodically briefs the full board on these matters.

Freeport addresses cybersecurity risks and threats through a strategic program based on the National Institute of Standards and Technology (NIST) Cybersecurity Framework. The program is assessed on an annual basis according to the NIST standards to ensure adherence to cybersecurity best practices. Our approach to cybersecurity incorporates a layered portfolio of technology controls including strategic partnerships for our cybersecurity platforms, documented policies and procedures, end user training and dedicated resources to manage and monitor the evolving threat landscape. We employ dedicated cybersecurity personnel to focus on preventing, identifying and detecting cybersecurity risks. We are committed to cybersecurity and vigilantly protecting our resources and information from unauthorized access. The company has experienced, and expects to continue to experience, cyber threats and incidents, and the audit committee periodically receives reports on notable incidents. We maintain an updated information security policy and incident response plan. In 2022, we had no material cybersecurity incidents, and we did not incur material expenses from cybersecurity incidents.

Succession Planning for Senior Executives

The board is focused on ensuring that the company has emergency and long-term succession plans in place for the CEO and other key senior executive positions. The independent directors of the board are responsible for overseeing the company’s succession planning process for our CEO and other key senior executives, and annually review the company’s succession plans for all key senior executives with input from the CEO.

Emergency Succession Plan

■	In the event of an unexpected executive departure, the emergency succession plan allows for smooth transfer of responsibilities to an individual who may or may not be permanently appointed to the new role.
■	In the event of a senior executive’s departure, both internal and external candidates may be considered for permanent appointment to such role.

Long-Term Succession Plan

■	The long-term succession plan is intended to develop a pipeline of qualified talent for key roles.
■	The planning process includes a discussion of internal succession candidates, assessment of relevant skills and planning for professional development where necessary. Multiple internal succession candidates may be identified for an individual role and provided with relevant growth opportunities. The board gains insight through direct exposure to internal succession candidates from their presentations to the board, work with individual directors or board committees, and participation in board activities.
■	The company’s short- and long-term business strategy will be considered when evaluating internal succession candidates and their skills.

In 2022, all of the independent directors of the board met in executive session to review the company’s emergency and long-term succession plans for the CEO and other key senior executives.

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Board and Corporate Governance Matters

3	Communications with the Board

Communications with the Board

The board believes that senior management speaks for the company. Individual board members may, from time to time, meet or otherwise communicate with the company’s stakeholders at the request of the board or senior management in compliance with applicable policies. Stockholders or other interested parties may communicate directly with one or more members of the board, including the lead independent director, or the independent directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Inc., Attn: Board of Directors (or the name of the individual director or directors), 333 North Central Avenue, Phoenix, Arizona 85004. The communication will be forwarded to the lead independent director of the board or the appropriate director or directors for response.

Directors are invited, but not required, to attend annual meetings of our stockholders. Messrs. Adkerson and Abney and Mses. Donadio and Townsend attended our 2022 annual meeting of stockholders, which was held virtually.

Availability of Corporate Governance Documents

Audit Committee Charter	Compensation Committee Charter	Corporate Governance Guidelines	Corporate Responsibility Committee Charter

Director Independence Standards	Governance Committee Charter	Principles of Business Conduct

Stockholders may view our audit, compensation, governance and corporate responsibility committee charters on our website at fcx.com under “About Us – Corporate Governance – Board Committees and Charters.” Stockholders may view our corporate governance guidelines (including our director independence standards set forth in Appendix A to our corporate governance guidelines) and principles of business conduct on our website at fcx.com under “About Us – Corporate Governance – Governance Documents.” These documents are also available in print upon request.

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Board and Corporate Governance Matters

4	Board Structure

Board Leadership Structure

Richard C. Adkerson Chairman of the Board and Chief Executive Officer	Dustan E. McCoy Lead Independent Director

RESPONSIBILITIES OF CHAIRMAN OF THE BOARD(*)
■Presides at meetings of the board, and, unless another person is designated, meetings of stockholders
■Oversees the management, development and functioning of the board
■Plans and organizes the schedule of board meetings and establishes the agendas for board meetings

RESPONSIBILITIES OF LEAD INDEPENDENT DIRECTOR
■Presides at meetings of the board at which the chairman is not present, including executive sessions of the independent directors, and serves as a liaison between the chairman and independent directors
■Authorized to call meetings of the independent directors and, if requested by significant stockholders, available for consultation and direct communication with such stockholders
■Approves information to be sent to the board and agendas and schedules for meetings of the board to ensure there is sufficient time for discussion

(*)	At all times during which the chairman of the board is a non-independent chairman, these responsibilities will be carried out with the input and concurrence of the lead independent director.

Mr. Adkerson has served as CEO since December 2003 and as chairman since February 2021, a position he was appointed to in connection with the planned retirement of our former independent chairman. Our board considered the relative benefits of combining the chairman and CEO positions versus retaining separate roles with an independent chairman. After considering the perspectives of our independent directors, views of our stockholders and governance trends, the board unanimously concluded that Mr. Adkerson would be best positioned to serve as our chairman of the board. Mr. Adkerson is a recognized business leader in the mining industry. He brings to the chairman role his decades of industry and operational experience, vision for the company’s long-term strategy, connectivity to our global workforce and strong relationships with our stockholders and other stakeholders. Under Mr. Adkerson’s leadership, we have achieved major milestones, including the successful execution of our long-term projects in Indonesia, and advanced other key initiatives aligned with our business strategy.

Our board believes that independent board oversight is an essential component of strong corporate governance. Currently, 10 of our 12 directors are independent, and all members of our standing committees are independent. Under our corporate governance guidelines, when the chairman is not independent, the independent directors will appoint a lead independent director, who is appointed annually, upon recommendation of the governance committee. Factors considered in selecting a lead independent director include experience serving on public company boards, leadership at the committee level (either at Freeport or on another board), areas of expertise (with a focus on leadership and corporate governance), interest and ability to meet the time requirements of the position. The governance committee will periodically review the responsibilities of the lead independent director, as applicable, and make appropriate recommendations to the independent directors. Our board and governance committee review and evaluate the board’s leadership structure on at least an annual basis. The board believes it is important to retain flexibility to determine its leadership structure based on the composition of the board and management team and business conditions at the time, recognizing that the needs and opportunities of the company may change over time.

In February 2021, our independent directors named Mr. McCoy as our lead independent director. Mr. McCoy’s appointment as lead independent director, with clearly defined responsibilities, enhances the strong independent oversight function of the board. In selecting Mr. McCoy to serve as lead independent director, the independent directors considered his substantial executive leadership and corporate governance experience (including experience serving as a lead independent director at another public company), as well as his institutional knowledge of the company and its governance practices. The independent directors believe Mr. McCoy’s experience enables him to provide a valuable historical perspective on the company’s business and risk management and enhances his ability to both work collaboratively with and challenge members of senior management. Further, the board has determined that Mr. McCoy continues to have the interest and ability to meet the time requirements of the position.

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Board and Corporate Governance Matters

In connection with the annual review of the board’s leadership structure, in February 2023, the governance committee concluded that the combined roles of CEO and chairman continue to be the optimal leadership structure for the company. Upon the recommendation of the governance committee, the independent directors appointed Mr. McCoy to serve another one-year term as lead independent director, which expires in February 2024. Our board believes that its current governance structure provides an effective balance between strong company leadership and appropriate safeguards and oversight by independent directors and continues to be the most appropriate and effective leadership structure for the board and in the best interests of the company and our stockholders at this time.

Board Committees

The board has four standing committees: audit, compensation, governance and corporate responsibility, each of which is composed entirely of independent directors and regularly reports to the full board. The governance committee annually reviews the composition and size of the board and makes formal recommendations to the board regarding the size and membership of each committee of the board, including the identification of individuals qualified to serve as members of a committee. Each committee also operates under a written charter adopted by the board. See our website at fcx.com under “About Us – Corporate Governance – Governance Documents” for more information.

Audit Committee
100% Independent Meetings in 2022: 4 2022 Meeting Attendance: 100% All Committee Members Are Audit Committee Financial Experts	John J. Stephens, Chair	David P. Abney	Marcela E. Donadio	Sara Grootwassink Lewis

PRIMARY RESPONSIBILITIES

Assists the board in its oversight responsibilities relating to:

■	the effectiveness of the company’s internal control over financial reporting
■	the integrity of the company’s financial statements
■	the company’s compliance with legal and regulatory requirements
■	the qualifications and independence of the company’s independent registered public accounting firm
■	the performance of the company’s independent registered public accounting firm and internal audit firm the adequacy and effectiveness of the company’s information technology security processes and procedures, the assessment of risks and threats to the company’s information technology systems, the internal controls regarding information technology security and cybersecurity, and the steps management has taken to monitor and mitigate information technology security and cybersecurity risks

See “Audit Committee Matters – Audit Committee Report” and “Board Oversight” above for additional information. Ms. Donadio joined the audit committee effective June 1, 2022, and Mr. McCoy served as a member of the audit committee until June 1, 2022.

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Board and Corporate Governance Matters

Compensation Committee
100% Independent Meetings in 2022: 4 2022 Meeting Attendance: 100%	David P. Abney, Chair	Hugh Grant	Dustan E. McCoy

PRIMARY RESPONSIBILITIES

Assists the board in fulfilling its oversight responsibilities by:

■	discharging the board’s responsibilities relating to compensation of the company’s executive officers
■	administering the company’s cash-based and equity-based incentive compensation plans
■	overseeing the form and amount of director compensation
■	overseeing the company’s human capital management policies, programs, practices and strategies, including those relating to workforce recruitment, retention and development, pay equity and inclusion and diversity

See “Executive Officer Compensation – Compensation Committee Report” below for more information. Mr. Abney was appointed as chair of the compensation committee effective May 3, 2022, and Mr. Grant joined the compensation committee effective February 8, 2022. Ms. Townsend served as a member of the compensation committee until May 3, 2022.

In accordance with its processes and procedures for the consideration and determination of executive and director compensation, the compensation committee has the sole authority to set compensation for our executive officers, including annual compensation amounts and AIP and long-term incentive program (LTIP) criteria, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plan. The compensation committee also reviews, approves and recommends to the board any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers and oversees our assessment of whether our compensation practices are likely to expose the company to material risks. In addition, the compensation committee annually recommends to the board the slate of officers for the company, periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions.

The compensation committee engages an independent compensation consultant to advise it on matters related to executive and director compensation. Please refer to the sections titled “Director Compensation” below and “Executive Officer Compensation – Compensation Discussion and Analysis” for more information related to the independent compensation consultant. In addition, the board has its own independent legal counsel, with whom the compensation committee consults on an as needed basis.

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Governance Committee
100% Independent Meetings in 2022: 2 2022 Meeting Attendance: 100%	Lydia H. Kennard, Chair	Marcela E. Donadio	Robert W. Dudley

PRIMARY RESPONSIBILITIES

Assists the board in fulfilling its oversight responsibilities by:

■	identifying and formally considering and recommending to the board, candidates to be nominated for election or re-election to the board at each annual meeting of stockholders or as necessary to fill vacancies and newly created directorships
■	monitoring the size and composition of the board and its committees and making formal recommendations to the board on membership of the committees and committee structure
■	maintaining the corporate governance guidelines and overseeing the company’s corporate governance practices, policies and procedures, including identifying best practices and reviewing and recommending to the board for approval any changes to the practices, policies and procedures in the company’s corporate governance framework
■	reviewing and, as necessary, making recommendations to the board with respect to stockholder proposals
■	evaluating the effectiveness of the board, its committees and management

See “Board Composition and Refreshment” and “Board Oversight” above for more information.

Corporate Responsibility Committee
100% Independent Meetings in 2022: 4 2022 Meeting Attendance: 100%	Frances Fragos Townsend, Chair	Robert W. Dudley	Lydia H. Kennard	Ryan M. Lance

PRIMARY RESPONSIBILITIES

Assists the board in fulfilling its oversight responsibilities with respect to the company’s key environmental and social policies and implementation programs and related risks, opportunities and related matters affecting the company’s business.

The company’s environmental and social programs and focus areas, many of which interrelate, include, among other things:

■	health and safety
■	responsible production frameworks
■	tailings management and stewardship
■	climate change
■	water stewardship
■	biodiversity and land management
■	waste management
■	human rights
■	stakeholder relations, social performance and Indigenous Peoples
■	responsible sourcing
■	political activity and spending practices

See “ESG / Sustainability – Board Oversight of ESG” for additional information.

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Board and Corporate Governance Matters

2022 Board and Committee Meeting Attendance

attendance by directors at 6 board meetings and 14 committee meetings in 2022

Board Independence and Related Person Transactions

Board and Committee Independence; Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the governance committee, our board annually determines the independence of each of our directors in connection with the nomination process. Further, in connection with the appointment of any new director to the board during the year, our board makes the same determination. In making its recommendation to the board, the governance committee, with assistance from the company’s legal counsel, evaluates responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between such director, the company, management, the independent registered public accounting firm and the internal audit firm. In its review of director independence, the governance committee considers the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships any director may have with the company, management, the independent registered public accounting firm and the internal audit firm.

Our board has affirmatively determined that all current directors (other than Mr. Adkerson and Ms. Quirk) have no material relationship with the company and are independent according to the NYSE listing standards and within the meaning of our director independence standards, which meet, and in some instances exceed, the independence requirements of the NYSE. The board also has determined that each of the members of the audit, compensation, governance and corporate responsibility committees has no material relationship with the company and satisfies the independence criteria (including the enhanced qualifications with respect to members of the audit committee and compensation committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, the board has determined that each of Messrs. Abney and Stephens and Mses. Donadio and Lewis qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

Certain Transactions

Our corporate governance guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC must be reviewed and approved, or ratified, by the audit committee or the disinterested members of the board. Any such related party transactions will only be approved or ratified if the audit committee or the disinterested members of the board determine that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. No related party transactions reportable under Item 404 of Regulation S-K have taken place since January 1, 2022, and none are currently proposed.

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Director Compensation

Director Compensation Philosophy

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, the board is guided by the following principles:

Compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of work and responsibilities.	A significant portion of the total compensation should be paid in common stock to align directors’ interests with the long-term interests of our stockholders.
Compensation should be in line with market practice to facilitate the attraction and retention of talented and diverse directors.	The structure of the compensation program should be simple and transparent.

Process of Setting Director Compensation

The compensation committee has oversight of director compensation, including the authority to grant equity-based awards. The compensation committee conducts an annual review and assessment of all compensation, cash and equity-based, paid to our non-management directors under our director compensation program in light of the principles set forth under “Director Compensation Philosophy” above. In addition, the compensation committee seeks advice from the board’s independent compensation consultant at least every other year, or more often as needed, in connection with evaluating our director compensation program relative to relevant market data and formulating its recommendations to the full board.

In December 2021, FW Cook, the committee’s independent compensation consultant, provided the compensation committee with a market review of non-management director remuneration practices and evaluated the company’s program in light of the review. Prior to this review, the board had last approved changes to our non-management director compensation program effective July 1, 2019, other than the implementation of a lead independent director fee in February 2021 in connection with the establishment of that position. FW Cook compared our practices to S&P 500 companies and to survey data covering director compensation practices at large companies. Following the competitive review, the compensation committee and the board agreed to the following changes, which are intended to maintain the program’s competitiveness: (1) a $10,000 increase in the annual equity retainer (from $170,000 to $180,000), and (2) a $5,000 increase to the additional retainer paid to the chair of each of the governance and corporate responsibility committees (from $15,000 to $20,000), to recognize the expanding roles of these committees. These changes were effective beginning January 1, 2022.

In addition to the compensation committee’s oversight, our stockholders have placed a limit on the cash and equity compensation that may be paid to a non-management director each year. Under the terms of the 2016 Stock Incentive Plan, an annual limit of $750,000 per calendar year applies to the sum of all cash, equity-based awards (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), and other compensation granted to each non-management director for services as a member of the board, although the maximum number of shares subject to equity-based awards that may be granted during a single fiscal year may not exceed $500,000 of such annual limit.

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Board and Corporate Governance Matters

Cash Compensation

The chart below details the cash components of the compensation program for our non-management directors during 2022:

2022 Annual Retainer
Board Member	$125,000
Additional Leadership Retainers:
Lead Independent Director	50,000
Chair of Audit Committee	25,000
Chair of Compensation Committee	20,000
Chair of Governance Committee	20,000
Chair of Corporate Responsibility Committee	20,000

In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred in attending each board and committee meeting.

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors may also elect to defer all or a portion of their annual fee, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly) and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation Table” below for more information.

Mr. Adkerson and Ms. Quirk do not receive any compensation for serving on our board, including in Mr. Adkerson’s capacity as chairman. The compensation Mr. Adkerson and Ms. Quirk receive for their service as executive officers is reflected in the “Executive Officer Compensation – Executive Compensation Tables – Summary Compensation Table.”

Equity-Based Compensation

Under the equity-based component of our program in place during 2022, our non-management directors received annual equity awards payable solely in RSUs, with the number of RSUs granted determined by dividing $180,000 by the closing sale price of our common stock on June 1st, the grant date, or the previous trading day if no sales occur on that date, and rounding down to the nearest hundred shares. The RSUs vest on the first anniversary of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock. The dividend equivalents are only paid upon vesting of the RSUs. On June 1, 2022, each non-management director serving on that date was granted 4,500 RSUs.

Frozen and Terminated Retirement Plan

We previously adopted a retirement plan for non-management directors pursuant to which directors who had reached age 65 would be entitled to receive a retirement benefit based on the annual director fees. In April 2008, we froze the benefit under this plan for our then existing directors and terminated the plan for any future directors. Under the plan, as revised, an eligible current director is entitled to an annual benefit up to a maximum of $40,000, depending on the number of years the retiree served as a non-management director for us or our predecessors. As of December 31, 2022, of our current directors, only Mr. McCoy is eligible to participate in the retirement plan and will receive an annual benefit of $40,000 upon retirement from the board, which will be payable until his death.

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Director Compensation Table

The table below summarizes the total compensation paid to or earned by our non-management directors during 2022.

Director Compensation

Name of Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)		All Other Compensation(5)	Total
David P. Abney	$138,242	$178,380	$	n/a	$—	$316,622
Marcela E. Donadio	125,000	178,380		n/a	—	303,380
Robert W. Dudley	125,000	178,380		n/a	—	303,380
Hugh Grant	125,000	178,380		n/a	—	303,380
Lydia H. Kennard	145,000	178,380		n/a	—	323,380
Ryan M. Lance	125,000	178,380		n/a	—	303,380
Sara Grootwassink Lewis	125,000	178,380		n/a	—	303,380
Dustan E. McCoy	185,000	178,380		—	7,972	371,352
John J. Stephens	150,000	178,380		n/a	—	328,380
Frances Fragos Townsend	145,000	178,380		n/a	—	323,380
(1)	Pursuant to previous elections, during 2022 each of Messrs. Grant and Stephens received an equivalent number of shares of our common stock in lieu of all or a portion of his annual fee. The amounts reflected in this column include the fees used to purchase shares of our common stock.
(2)	On June 1, 2022, each non-management director serving on that date was granted 4,500 RSUs. Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant, or the previous trading day if no sales occur on that date, at the closing sale price per share of our common stock.
(3)	The following table sets forth the total number of outstanding RSUs (including vested but deferred RSUs for Mr. McCoy and Ms. Townsend) held by each non-management director as of December 31, 2022:

Name of Director	RSUs
David P. Abney	4,500
Marcela E. Donadio	4,500
Robert W. Dudley	4,500
Hugh Grant	4,500
Lydia H. Kennard	4,500
Ryan M. Lance	4,500
Sara Grootwassink Lewis	4,500
Dustan E. McCoy	81,600
John J. Stephens	4,500
Frances Fragos Townsend	18,400
(4)	Represents a decrease in the actuarial present value of Mr. McCoy’s accumulated benefit under the revised retirement plan (a reduction of $96,791) as calculated in accordance with Item 402 of Regulation S-K. As noted above, the director retirement plan was terminated in 2008 for any future directors.
(5)	For Mr. McCoy, includes (a) $6,747 of interest credited on dividend equivalents on deferred RSUs during 2022 (beginning with RSU grants in 2015, interest credits on dividend equivalents are no longer provided) and (b) $1,225 representing the dollar value of life insurance premiums and the related tax reimbursement paid by the company pursuant to an arrangement assumed in 2007 in connection with our acquisition of Phelps Dodge.

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Executive Officer Compensation

2
Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers
The board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

The board is committed to excellence in governance and recognizes the interest our stockholders have in our executive compensation program. As part of that commitment and in accordance with Section 14A of the Exchange Act of 1934, as amended (the Exchange Act), our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement.

This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the company, the board, or the compensation committee of the board. Nonetheless, the board takes this vote and the opinions of our stockholders seriously and the compensation committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers. The vote on this resolution is intended to address the company’s overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

RESOLVED, That the stockholders of Freeport-McMoRan Inc. approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the company’s proxy statement for our 2023 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures provided in such proxy statement.

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, particularly “Compensation Discussion and Analysis” below, which contains detailed information about our executive compensation program, including changes implemented over the last several years.

We currently hold our say-on-pay advisory vote annually. Accordingly, we expect the next say-on-pay vote will occur at our 2024 annual meeting of stockholders, unless we announce otherwise following the board’s consideration of the advisory vote provided in Proposal No. 3 of this proxy statement regarding the frequency of future advisory votes on executive compensation.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

The approval of executive compensation is an advisory vote; however, our board and the compensation committee will consider the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon as constituting approval of this proposal. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

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Executive Officer Compensation

3
Proposal No. 3: Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers
The board recommends that you vote for 1 YEAR for the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, as to their preference on how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. We refer to this vote as the “say-on-frequency” vote. Accordingly, we are asking our stockholders to indicate, on a non-binding, advisory basis, whether they would prefer an advisory vote on the compensation of our named executive officers to occur every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

The say-on-frequency vote is required to be offered to our stockholders at least once every six years. Our initial say-on-frequency vote occurred in 2011 and again in 2017. At both meetings, stockholders agreed with our board’s recommendation that advisory votes on executive compensation should occur annually.

Our board recommends that the advisory vote on the compensation of our named executive officers continue to be held annually so that stockholders may continue to provide timely, direct input on our executive compensation program. Our board also believes that an annual vote is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Although the say-on-frequency vote is advisory and non-binding, our board and the compensation committee will carefully consider the outcome of the vote when making future decisions on the frequency of advisory votes on executive compensation.

We expect the next say-on-frequency vote will occur at our 2029 annual meeting of stockholders.

Vote Required to Approve, on an Advisory Basis, the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the board. The approval of the frequency of future advisory votes on executive compensation is an advisory vote; however, our board and the compensation committee will consider the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon as constituting approval of this proposal. Because this advisory vote has three possible frequency voting options, if none of the frequency options receive a majority, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

Freeport-McMoRan 2023 Proxy Statement	39

Executive Officer Compensation

Executive Officer Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our CEO, our president, our chief financial officer (CFO), and our two other executive officers during 2022 (collectively referred to as our NEOs).

All references in the CD&A to the “committee” refer to the compensation committee. For definitions of certain other terms used throughout the CD&A, see the “Glossary of CD&A Terms” on page 52.

For 2022, our NEOs were:

Richard C. Adkerson	Kathleen L. Quirk	Maree E. Robertson	Stephen T. Higgins	Douglas N. Currault II

Chairman of the Board and Chief Executive Officer	President	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Administrative Officer	Senior Vice President and General Counsel

Since early 2022, the roles of certain members of our executive leadership team changed.

■	President: Ms. Quirk served as both president and CFO of the company from February 2021 through February 2022, when Ms. Robertson took on the role of CFO. Ms. Quirk continues to serve as president and in February 2023 she was appointed to the company’s board of directors. In this expanded leadership role, Ms. Quirk continues to broaden her responsibilities in all aspects of our business.
■	Chief Financial Officer: In March 2022, Ms. Robertson joined the company and assumed the role of CFO. Ms. Robertson is responsible for our accounting, finance and tax functions, including financial reporting, operational accounting, internal controls, financial planning and analysis, treasury and risk management.

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Executive Officer Compensation

Executive Summary

2022 Performance Highlights

Strong Execution

Copper Sales ~11% Higher (bn lbs)	Gold Sales ~34% Higher (mm ozs)	Increased Cash Returns to Stockholders ~275% Higher ($ bns)	Net Debt* Below $3 - $4 Bn Net Debt Target ($ bns)

*	See Cautionary Statement

Financial	Operational	ESG

■Prioritized balance sheet as cornerstone of financial policy
■Implemented performance-based payout under financial policy
■Successful $3.0 billion PT-FI public bond offering to support smelter construction
■PT-FI achieved investment grade rating from Moody’s and Fitch rating agencies
■Significant open-market debt repurchases at attractive levels

■Growth in copper and gold sales driven largely by PT-FI underground operations
■Successfully sustaining large-scale, low-cost underground production at PT-FI
■Measurable progress on new leaching initiative in Americas
■Solid cash follow generation and capital and cost management in challenging environment
■Advanced Indonesia smelter construction projects
■Progressed options for future long-term organic growth
■Copper and molybdenum reserve additions exceeded 2022 production

■Achieved the Copper Mark at all remaining copper producing sites
■Achieved the Molybdenum Mark at both primary molybdenum mines and at copper mines that produce by-product molybdenum
■Progressed climate and water initiatives

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Executive Officer Compensation

2022 Executive Officer Target Compensation Structure

In February 2022, the committee increased the target performance-based incentive portions of the compensation packages for Mr. Adkerson and Ms. Quirk based on an evaluation of each individual’s roles and responsibilities, contributions to the continued success and growth of our business, and market data presented by its compensation consultant. The committee increased Mr. Adkerson’s target annual incentive award from 150% to 175% of his base salary, and increased his LTIP target grant date value by $1.05 million. The committee also increased Ms. Quirk’s total target direct compensation by $3 million, fully in the form of her target LTIP value, which is weighted 65% towards performance-based equity. In addition, the committee increased the base salaries of Messrs. Higgins and Currault in recognition of each individual’s roles and responsibilities and after considering market data presented by its compensation consultant.

In light of shifting market practices reflecting the decreased retentive and incentive value attributed to stock options among current and potential employees, and after consultation with our independent compensation consultant, in 2022, we discontinued the use of stock options as an equity incentive vehicle for all employees, including our NEOs.

	2022 Annual Base Salary	2022 Target Annual Incentive	2022 Target LTIP Grant Date Value	Allocation of Target LTIP		2022 Total Target Direct Compensation
Executive				PSUs	RSUs
Mr. Adkerson	$1,800,000	$3,150,000	$11,050,000	75%	25%	$16,000,000
Ms. Quirk	1,000,000	1,500,000	7,500,000	65%	35%	10,000,000
Ms. Robertson	625,000	781,250	1,875,000	50%	50%	3,281,250
Mr. Higgins	525,000	787,500	1,443,750	50%	50%	2,756,250
Mr. Currault	475,000	712,500	1,306,250	50%	50%	2,493,750

2022 Compensation Focused on Performance

Our executive compensation program is significantly performance based – linking executive pay, company performance and results for stockholders – and is appropriately balanced between short- and long-term incentives. The primary components of our executive compensation program, which we collectively refer to as our executives’ “direct compensation,” are (1) base salary, (2) annual incentive awards and (3) long-term incentive awards. Annual and long-term incentive awards, which provide variable, at-risk compensation, comprised 89% of our CEO’s target direct compensation for 2022, with 72% of his total target compensation being based on measurable performance objectives.

2022 CEO Target Compensation Mix

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Compensation Governance and Best Practices
Our executive compensation program is designed and managed by an independent compensation committee of our board. Structuring a compensation program is a complex process that includes weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding the views and perspectives of various constituencies. In addition to seeking input from stockholders as noted below, the committee also seeks input from its independent compensation consultant and strives to incorporate compensation “best practices” into our program design.

We Are Committed To:	We Reject:
✓Responding to Stockholder Feedback – we actively engage with our investors to understand our stockholders’ views and perspectives regarding our executive compensation program and incorporate feedback.
✓Paying for Performance – a significant portion of target direct compensation for our executive officers (72% for our CEO in 2022) is at-risk and tied to company performance.
✓Recouping Compensation in Certain Circumstances (i.e., Clawback Policy) – we may recover incentive awards paid based on restated financial statements under certain circumstances under our clawback policy. We are in the process of updating our clawback policy to incorporate the new NYSE listing standards mandated by the Dodd Frank Act.
✓Assessing Compensation Risks – we regularly assess the risk-reward balance of our compensation programs to mitigate undue risks.
✓Engaging with Independent Advisors – we engage the services of an independent compensation consultant.
✓Conducting an Annual Say-on-Pay Vote – we conduct an annual say-on-pay vote to allow our stockholders to express their views on our executive compensation program every year.
✓Requiring Stock Ownership – we require our executive officers and directors to maintain ownership of our securities through our stock ownership guidelines, with each of our CEO and our president required to maintain ownership equal to 6x his or her base salary.

✕Tax Gross-Ups – we do not provide any tax gross-ups to our executive officers.
✕Single Trigger Vesting of Equity and Cash Payments – our company’s equity-based awards will only accelerate upon the recipient’s actual or constructive termination of employment within one year of a change in control; similarly, change in control cash payments will only be payable upon the recipient’s actual or constructive termination of employment within two or three years after a change in control, depending on the program.
✕Hedging of Company Stock – we prohibit our executives and directors from entering into hedging arrangements with respect to our securities.
✕Excessive Pledging of Company Stock – we limit the ability of our executives and directors to pledge our securities.

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Executive Officer Compensation

Stockholder Engagement and Say-on-Pay
We have a long history of seeking our stockholders’ feedback regarding our practices, including our executive compensation program, and highly value the insights we receive through this open dialogue. Annually, we engage with our stockholders to ensure we understand their perspectives and expectations. Members of our board, including the chair of the committee, participate from time to time upon the request of certain stockholders.

During 2022, we sought meetings with stockholders representing over 55% of our outstanding common stock and engaged with stockholders representing 32% of our outstanding common stock. In these meetings, stockholders expressed overall satisfaction with our executive compensation program. The key compensation-related topic discussed during these engagements related to how we incorporate ESG in our executive compensation program.

See “Stakeholder Engagement” on page 8 for a full description of our comprehensive engagement efforts.

Our stockholders also have the opportunity each year to cast an advisory say-on-pay vote on our NEO’s compensation. At our 2022 annual meeting, our stockholders expressed support for our executive compensation program, with over 94% voting in support of our say-on-pay proposal.

Stockholder engagement and the outcome of our annual say-on-pay vote will continue to inform our compensation decisions. Our stockholders have the opportunity to vote on our executive compensation at the annual meeting and we are recommending that our stockholders continue to have the opportunity for such annual votes (see Proposals No. 2 and No. 3 on pages 38 and 39 for more information).

Stockholder vote in support of our say-on-pay proposal

Executive Compensation Philosophy

Pay for performance by linking most of our executive officers’ pay to our long-term and short-term performance	Align compensation with the interests of stockholders and our business strategy and key priorities
Discourage imprudent risk-taking by avoiding undue emphasis on any one metric or short-term goal	Provide a competitive level of compensation to retain key executive talent

Our committee believes that a significant portion of the executive officers’ compensation should be performance based and such compensation should correspond to the key measures driving future growth and used by our stockholders in assessing our company’s value.

Under our executive compensation program, the primary elements of the performance-based pay are: (a) AIP awards, which use three categories of performance metrics: (1) financial, (2) operational, and (3) ESG, and (b) LTIP awards, which focus on the company’s achievements with respect to ROI, a key financial metric, as well as relative TSR and stock price appreciation.

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Executive Officer Compensation

Principal Components of Executive Compensation in 2022

COMPENSATION COMPONENT	CHARACTERISTICS		2022 ACTIONS / RESULTS
Base Salary	■Fixed cash compensation ■Set at competitive levels and used to attract and retain talent		During 2022, Messrs. Higgins and Currault received base salary increases of 5% and 6%, respectively.
AIP	■Annual variable cash compensation based on pre-established performance metrics ■Formula-driven plan using the following metrics (weighted as indicated) to determine target and earned awards:		Based on level of achievement of the performance metrics, the AIP payout was 98.2% of target, as discussed on page 46.
FINANCIAL
	■Consolidated adjusted EBITDA	■Capital expenditures
OPERATIONAL
	■Copper sales ■Gold sales	■Consolidated unit net cash costs
ESG
■Safety - TRIR ■Sustainability
■Annual cash awards capped at a multiple of base salary (target awards vary by NEO ranging from 125% to 175% of base salary; maximum for all - 175% of target)
LTIP	PSUs		2020-2022 PSUs paid out at 225% of target, as discussed on page 49.
■Payable in shares of stock after a three-year performance period, all of which are at risk based on performance measured by a combination of ROI and our relative TSR
■PSU payout range is 0% to 225% of target depending on our achievement against the performance goals
■Represent the largest component of our LTIP awards for our CEO (75%) and president (65%), and half for our other NEOs

RSUs
■Vest ratably over a three-year period following date of grant and provide retentive elements and alignment with stockholder interests

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Executive Officer Compensation

Base Salaries

How base salaries support our compensation philosophy and objectives:

✓	Helps us attract and retain the key executive talent needed to manage our business successfully.
✓	Represents the smallest portion of our executive officers’ target direct compensation, reflecting our goal to allocate a significant majority of compensation to the performance-based elements of the target compensation package.
✓	Reflects our committee’s judgment with respect to each executive officer’s responsibilities, performance, and work experience as well as market data.

During 2022, Mr. Adkerson’s and Ms. Quirk’s base salaries remained at their 2021 levels. The committee approved increases to the base salaries of Messrs. Higgins and Currault in recognition of each individual’s roles and responsibilities and after considering market data presented by its compensation consultant. As noted above, Ms. Robertson joined us in March 2022.

	2021 Base Salary	2022 Base Salary	Change (%)
Mr. Adkerson	$1,800,000	$1,800,000	0%
Ms. Quirk	1,000,000	1,000,000	0%
Ms. Robertson	—	625,000	—
Mr. Higgins	500,000	525,000	5%
Mr. Currault	450,000	475,000	6%

Annual Incentive Program

Our AIP provides annual incentive opportunities for our executive officers. During 2022, all five of our NEOs participated in the AIP.

How the overall design of the AIP supports our compensation philosophy and objectives:

✓	Provides short-term performance-based cash awards to our executive officers, each of whose performance has a significant impact on our financial stability, profitability and future growth.
✓	Measures financial and operational metrics reflecting our annual business goals and objectives, as well as ESG metrics directly aligning with our commitment to safety and to sustainable and responsible copper mining for all stakeholders.
✓	Closely aligns management and stockholder interests by focusing management on generating cash flows.

GENERAL STRUCTURE OF THE AIP AND RESULTS FOR 2022

The goal setting process is structured so that our AIP provides significant motivation to achieve our targeted results in current market conditions as communicated to our stockholders and the market. For our 2022 AIP, in February 2022 the committee established:

■	Performance metrics and relative weightings designed to focus our executives’ efforts on the critical elements of the company’s strategic priorities for 2022 – production, cost and capital discipline, generating cash flows and alignment with key ESG commitments; and
■	Target goals under each metric consistent with the company’s disclosed plan for 2022 and rigorous in the context of our strategic priorities for 2022.

In setting annual target goals under each metric, the committee considers the company’s disclosed financial and operating outlook for the ensuing year as well as market conditions to ensure targets are rigorous in the context of our strategic priorities for the year. Mining is inherently a long-term business and depending on where we are in the mining cycle for each operation and depending on current market conditions, certain of the target goals may be lower or higher than prior years’ targets.

The target annual incentive award for each NEO is expressed as a percentage of base salary (Mr. Adkerson – 175%; Ms. Quirk and Messrs. Higgins and Currault – 150%; and Ms. Robertson – 125%) and payments can range from 50% of target for threshold performance to 175% of target for maximum performance. Based on the company’s performance relative to the pre-established goals as set forth below, the executives earned a payout equal to 98.2% of the target award for 2022.

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Executive Officer Compensation

Performance Category	Performance Metrics	Threshold	Target	Maximum	Weighting	Weighted Payout as a % of Target	Link to Strategic Goals
Financial 37.5%	Consolidated Adjusted EBITDA(1) ($ in billions)					22.4%	Generate cash flows
	Capital Expenditures ($ in billions)					15.0%	Focus on capital discipline
Operational 37.5%	Copper Sales (billion pounds)					18.3%	Generate cash flows
	Gold Sales (million ounces)					13.1%
	Consolidated Unit Net Cash Costs ($/pound)					6.3%	Operate efficiently and control production costs
ESG 25%	Safety - TRIR					8.8%	Aligns with our highest priority – the safety of our people
	Sustainability (Scorecard)(2)					14.3%	Aligns with key ESG commitments
		Formulaic Performance Result Total				98.2%

(1)	See Annex A for information regarding the methodology we use to measure certain of the financial and operational performance metrics, including a reconciliation and other information regarding our calculation of consolidated adjusted EBITDA.
(2)	For the 2022 sustainability component of the AIP, the committee evaluated the company’s sustainability performance relative to a scorecard containing pre-established quantitative and qualitative goals and metrics linked to our key ESG priorities for the year. Elements of our sustainability scorecard (scored from 1.0 to 5.0 based on the level of achievement as determined by the committee) included:

Performance Goals	2022 Performance Metrics
Copper Mark	■Maintain the Copper Mark at seven awarded sites ■Achieve the Copper Mark at Safford, Sierrita, Chino and Tyrone ■Demonstrate progress at PT-FI
Climate
■Develop GHG emissions reduction targets for molybdenum sites and Atlantic Copper
■Advance Science Based Targets initiative verification process for 2030 GHG emissions reduction targets
■Demonstrate progress towards 2030 GHG emissions intensity reduction targets (Americas and PT-FI)

Tailings Management
■Advance updated consequence classification review for all sites currently identified as "Extreme" or "Very High"
■Demonstrate continued progress towards implementation of the Global Industry Standard on Tailings Management

Workforce
■Demonstrate continued progress towards global target of 15% women representation in our workforce
■Continue to assess and enhance our equitable pay practices globally and incorporate into our annual compensation review processes
■Improve awareness and fair access to employment opportunities and career development through use of technology and other efforts

Human Rights
■Zero gross human rights violations at our operations by employees and contractors
■Complete human rights impact assessments for all five Arizona operations; advance planning of human rights impact assessment at PT-FI

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Executive Officer Compensation

Long-Term Incentive Program

How our LTIP awards support our compensation philosophy and objectives

✓	Variable component of target direct compensation intended to reward our executive officers for the company’s success in achieving sustained, long-term profitability.
✓	PSUs granted in February 2022 are earned based on achievement of three-year average ROI goals and relative TSR compared to our peers over a three-year performance period. This design directly links our executives’ earnings to our performance and stockholders’ returns.
✓	RSUs strengthen focus on stockholder returns and encourage executive ownership of our stock while also serving as an important retention tool.

GENERAL STRUCTURE OF THE LTIP FOR 2022
For 2022, our LTIP for the NEOs consisted of grants of PSUs and RSUs. Each of our NEO’s total target LTIP grant date value (as described on page 42) was allocated as follows:

Mr. Adkerson	Ms. Quirk	Other NEOs

PSUs granted in 2022 are payable in shares of common stock after a three-year performance period and are entirely at risk based on performance measured against three-year average ROI goals set at the beginning of the performance period and a relative TSR modifier. The overall range of payout is between 0% to 225% of the target PSU award depending on achievement of the performance goals.

■	Three-Year Average ROI Goals: For the 2022 PSUs, the committee established three-year average ROI target ranges for payout levels ranging from 0% to 200% of the target award as set forth in the table. Results that fall in between these levels will be calculated based on a sliding scale. In establishing the ROI target, the committee considered the most recent three-year ROI average of 19.58% and ROI forecasts at the time when determining the target and maximum goals. The committee believes these ROI goals are rigorous and motivating to participants, and support alignment between company performance and stockholders’ interests.
■	TSR Modifier: For 2022, the TSR modifier may increase or decrease the payout by up to 25% based on our TSR over the performance period compared to the TSR of the eight-company performance peer group listed below.
Three-Year Average ROI*	Target PSU Payout
<6%	0%
6%	50%
10-15%	80%
16-25%	100%
26-30%	120%
40%	200%
*	See Annex A for information regarding the methodology we use to calculate ROI.

Freeport TSR Rank	Impact on payout
1-3	+25%
4-6	No Change
7-9	-25%

RSUs vest ratably over a three-year period following date of grant.

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SETTLEMENT OF 2020-2022 PSU AWARD
In February 2023, the committee certified the results of the PSUs granted in 2020 to our executive officers at the time. These PSUs had a three-year performance period ending December 31, 2022, with vesting and payout based on performance measured against three-year average ROI goals and a relative TSR modifier based on the company’s TSR compared to the TSR of our performance peer group (described below). Because our TSR ranked 1st relative to our peer group, the payout percentage was increased by 25%, resulting in certain executive officers earning 225% of their target PSUs from 2020, as follows:

	Three-Year Performance Period	Target Average ROI			3-Year Average ROI	% Earned Before TSR	TSR Peer Ranking	Award % Earned
Grant Date		Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
February 4, 2020	2020-2022	6%	9%	20%	25.66%	200%	1st	225%

PSU PERFORMANCE PEER GROUP
The committee uses the following mining-focused peer group to compare our performance for purposes of the PSUs:

Anglo American plc	Rio Tinto plc
Antofagasta plc	Southern Copper Corporation
BHP Group Limited	Teck Resources Limited
Glencore plc	Vale S.A.

MAKE-WHOLE AWARDS FOR MS. ROBERTSON
In March 2022, upon joining the company and in addition to the target compensation package described in this CD&A, Ms. Robertson received awards intended to make her whole for the value of incentives received from her former employer that she forfeited upon joining us, as follows: (1) a grant of RSUs under our stock incentive plan that will vest ratably over three years provided she remains employed, with a grant date value of $1.25 million, and (2) a cash payment of $625,000, which is subject to repayment or partial repayment if she resigns at any time within two years following her start date.

Personal Benefits and Perquisites
We also provide certain other personal benefits and perquisites to our executive officers to fulfill particular business purposes, which are primarily for efficiency and personal security. The committee monitors these programs and may adjust them in the future as the committee deems appropriate. The personal benefits and perquisites currently offered are reflected in the “Executive Compensation Tables – Summary Compensation Table.” Most of these benefits are designed to safeguard our executives and increase travel efficiencies, thereby ensuring the executives’ availability on short notice and enabling the executives to focus more time and energy on company matters and performance. Our committee also recognizes the high degree of integration between the personal and professional lives of our executive officers, and these benefits ensure the security of the company’s proprietary information by enabling our executives to conduct business while traveling without concern that company information will be compromised. In connection with her relocation to the U.S., in 2022, we provided certain benefits to Ms. Robertson under our relocation package generally applicable to senior officers of the company. Most program benefits are administered by a third party and include payment or reimbursement of family travel expenses related to the relocation, temporary housing and moving expenses. Ms. Robertson’s relocation is expected to be completed during 2023.

Post-Termination Compensation

In addition to the compensation received by our executive officers during 2022 and benefits under our tax-qualified defined contribution plans, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan, as well as supplemental retirement plans and change of control and severance benefits.

Nonqualified Defined Contribution Plan
We maintain an unfunded supplemental nonqualified defined contribution plan (the SECAP) for the benefit of our executive officers, as well as other employees. The SECAP provides those employees whose earnings in a prior year were in excess of the dollar limit under the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the Employee Capital Accumulation Program (ECAP, our 401(k) plan) have ceased as a result of qualified plan limits. The purpose of the SECAP is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay. For more information regarding these benefits, see the section titled “Executive Compensation Tables – Retirement Benefit Programs.”

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Executive Officer Compensation

Supplemental Retirement Plans
In February 2004, we established an unfunded supplemental executive retirement plan (the SERP) for Mr. Adkerson. The committee, advised by its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. In addition, Mr. Higgins is a participant in the Freeport Minerals Corporation Supplemental Retirement Plan (SRP), which is an unfunded, supplemental retirement plan that we assumed in 2007 in connection with our acquisition of Phelps Dodge Corporation. The SRP was frozen effective December 31, 2008. For more information regarding these benefits, see the section titled “Executive Compensation Tables – Retirement Benefit Programs.”

Change in Control and Severance Benefits
We maintain an executive change in control severance plan for eligible members of senior management, including Messrs. Adkerson, Higgins and Currault, and Ms. Robertson. In addition, Ms. Quirk’s employment agreement provides her with contractual protections in the event of certain terminations of employment outside of the change in control context, as well as in connection with a change in control. We believe that severance protections, particularly in connection with a change in control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s and stockholders’ interests by promoting a continuity of management in the context of an actual or threatened change in control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We also do not believe our executive officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change in control (i.e., a “double trigger”). In addition, our LTIP awards granted to all employees, including the PSUs, RSUs and stock options granted to our executives, provide for accelerated vesting of the award following a change in control only if the recipient also experiences an actual or constructive termination of employment within one year after a change in control. We do not provide excise tax gross-up protections under any change in control arrangements with our executive officers.

For more information regarding these benefits, see the section titled “Executive Compensation Tables – Potential Payments Upon Termination or Change in Control.”

Compensation Processes and Policies

Role of Advisors
Beginning in 2020, our committee engaged FW Cook as its independent compensation consultant. Consistent with our committee’s longstanding policy, FW Cook does not provide any services to the company’s management. As required by SEC rules, the committee annually assesses the independence of FW Cook, with the most recent assessment concluding that its work does not raise any conflicts of interest. A representative of FW Cook attends meetings of our committee and communicates with our committee chair between meetings; however, our committee makes all decisions regarding the compensation of our executive officers. FW Cook provides various executive compensation services to our committee, including advising our committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design, as discussed in more detail below.

Peer Group
The committee has used a mining company peer group, substantially comprised of non-US based companies, to compare our performance for purposes of the PSUs granted since 2016 (see list on page 49). However, the committee and FW Cook do not believe it is an appropriate peer group for compensation comparisons for the following reasons: (1) international companies have significantly different pay structures than U.S. based companies, and (2) international companies have different reporting requirements, making it difficult to obtain comparable data. Accordingly, when performing its market assessments during 2022 to evaluate our executive compensation program and pay levels, the committee and FW Cook considered data from the S&P 250 and the S&P 500.

Stock Ownership
We believe it is important for our executive officers to align their interests with the long-term interests of our stockholders. With that philosophy in mind, we have structured our compensation program to ensure that a significant portion of our executive officers’ compensation is delivered in the form of equity.

Under our stock ownership guidelines, each of our executive officers is required to maintain ownership of company stock valued at a certain multiple of base salary. Shares the executive has pledged, shares held by a spouse or children, and shares

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issuable upon the vesting of PSUs are not counted as shares “owned” for purposes of the guidelines. As of December 31, 2022, all of our NEOs exceeded their target ownership levels, except for Ms. Robertson who joined us in March 2022. Under the guidelines, executive officers must retain 50% of the net, after-tax shares of common stock received in connection with any equity-based awards granted by the company until the target ownership is met.

Executive	Current Ownership Requirement	Actual Ownership Level as of December 31, 2022 (Using 3-year trailing average stock price)
Mr. Adkerson	6x base salary	70x base salary
Ms. Quirk	6x base salary	47x base salary
Ms. Robertson	3x base salary	2x base salary
Mr. Higgins	3x base salary	6x base salary
Mr. Currault	3x base salary	8x base salary

These ownership levels reflect the individual commitments of our executive officers to align their interests with those of our stockholders. For more information regarding these guidelines and the current stock holdings of our executive officers, please see the section titled “Stock Ownership.”

Hedging and Pledging Policies
Our insider trading policy prohibits our executive officers and directors from entering into any hedging arrangements with respect to our securities. Specifically, the policy defines “insiders” as members of the board, our officers and certain employees and consultants who are likely to be in possession of material nonpublic information due to the nature of their work, and contains the following prohibition:

Transactions in publicly traded options are generally short-term in nature and may give the public the perception that insiders are not focused on the long-term performance of the company. Certain forms of hedging transactions are complex, may be perceived negatively by the public and can present unique insider trading risks. Accordingly, insiders are prohibited from engaging in such transactions.

Our insider trading policy also limits the ability of our executives and directors to pledge our securities as follows:

■	our securities may not be pledged as collateral for a margin loan;
■	the executive or director must notify the company prior to execution of the pledge;
■	the executive or director must establish that he or she has the financial capacity to repay the loan without resorting to the pledged securities; and
■	any shares pledged will not be considered as owned for purposes of the stock ownership guidelines applicable to the executive or the director.

None of our executive officers have pledged our securities.

Compensation Clawback Policy
Our committee has adopted an incentive compensation clawback policy enabling the company to clawback all or a portion of incentive compensation in the event an executive’s misconduct causes the company to issue a restatement of its financial statements, to the extent that such executive’s incentive compensation was based on the misstated financials. We are currently working to update our clawback policy to incorporate the additional requirements reflected in the new NYSE listing standards, which were mandated by the Dodd Frank Act and are expected to become effective later in 2023.

Equity Grant Timing Practices
The committee’s policy is to make annual equity awards under our LTIP at its first meeting of the year, which is usually held in early February following our fourth quarter earnings release. This meeting is scheduled approximately 12 to 24 months in advance and targeted to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. To the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are generally permitted to trade company securities as long as they are not in possession of material nonpublic information regarding the company.

The terms of our stock incentive plan provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the committee’s policies, for purposes of our stock incentive plan, the fair market value of our common stock is determined by reference to the closing quoted per share sale price of our common stock on the grant date. In addition, our stock incentive plan permits the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Exchange Act.

Our current equity grant policy provides that each of our CEO, president and chief administrative officer has authority to make or modify grants to such employees, subject to the following conditions:

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■	no grant may relate to more than 20,000 shares of our common stock if the award is a full-value award and not more than 40,000 shares if the award is an appreciation award;
■	such grants must be approved during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval or such later date set forth in the grant instrument;
■	the exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and
■	any such grants must be reported to the committee at its next meeting.

Risks Arising from Compensation Policies and Practices
After completing the annual review of the company’s compensation program, management and our committee believe that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we have taken into account the purpose and structure of these programs and the following design elements of our compensation programs and policies: our balance and amount of annual and long-term compensation elements at the executive and management levels; our selection of performance metrics under our annual and long-term programs that focus our executives and management level employees on the critical elements of our strategic plans, which in turn drive performance; the multi-year vesting of equity awards and three-year performance period of our PSUs that promote focus on the long-term financial performance of our company; and bonus arrangements for most employees that are not guaranteed and are ultimately at the discretion of either our committee (for our executive officers and senior management) or senior management (for other employees). These features, as well as risk mitigation features such as our clawback policy and stock ownership requirements applicable to our executive officers, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.

Tax Considerations
The committee considers certain tax implications when designing our executive compensation programs and certain specific awards. However, the committee believes that stockholders’ interests may best be served by offering compensation that is not fully deductible, where appropriate, to attract, retain and motivate talented executives. Accordingly, the committee has discretion to authorize compensation that does not qualify for income tax deductibility.

Glossary of CD&A Terms

AIP	annual incentive program
committee	compensation committee
Dodd Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act
ECAP	employee capital accumulation program
ESG	environmental, social and governance
Exchange Act	Securities Exchange Act of 1934, as amended
FW Cook	Frederic W. Cook & Co., Inc.
GAAP	generally accepted accounting principles in the United States
LTIP	long-term incentive program
NEO	named executive officer
PIAP	performance incentive award program
PSU	performance share unit
ROI	return on investment
RSU	restricted stock unit
SEC	Securities and Exchange Commission
SECAP	supplemental executive capital accumulation plan
SERP	supplemental executive retirement plan
SRP	supplemental retirement plan
TRIR	total reportable incident rate
TSR	total stockholder return

Compensation Committee Report

The compensation committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation
Committee on April 12, 2023:

David P. Abney, Chair
Dustan E. McCoy,
Hugh Grant(*)

(*)    Mr. Grant joined the compensation committee effective February 8, 2022.

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Executive Compensation Tables

The table below shows the total compensation paid to or earned by our NEOs. See “Compensation Discussion and Analysis” for more information.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
Richard C. Adkerson Chairman of the Board and Chief Executive Officer	2022	$1,800,000	—	$11,036,050	$—	$3,093,300	$3,712,308	$880,271	$20,521,929
	2021	1,766,667	—	8,483,475	1,335,040	3,569,400	3,163,533	793,779	19,111,894
	2020	613,333	—	6,697,622	2,985,400	3,000,000	2,869,719	554,807	16,720,881
Kathleen L. Quirk President(1)	2022	1,000,000	—	7,468,640	—	1,473,000	20,126	157,480	10,119,246
	2021	966,667	—	3,349,605	1,001,280	1,983,000	—	148,502	7,449,054
	2020	306,667	—	3,346,607	993,560	1,750,000	—	75,491	6,472,325
Maree Robertson Senior Vice President and Chief Financial Officer	2022	520,833	625,000	3,254,740	—	767,188	90	99,500	5,267,351
Stephen T. Higgins Senior Vice President and Chief Administrative Officer	2022	520,833	—	1,434,700	—	773,325	4,176	100,290	2,833,324
	2021	491,667	850,000	844,200	178,800	—	—	94,512	2,459,179
Douglas N. Currault II Senior Vice President and General Counsel	2022	470,833	—	1,275,180	—	699,675	7,082	93,122	2,545,892
	2021	445,833	800,000	844,200	178,800	—	—	83,337	2,352,170
(1)	Ms. Quirk assumed the role of president in February 2021 and continued in her role as CFO through February 2022.
(2)	For Ms. Robertson, reflects a make-whole award in the form of a cash payment paid upon joining the company, which payment is forfeitable in whole or in part if she resigns within two years of her start date. For Messrs. Higgins and Currault, who were designated executive officers in May 2021, reflects annual incentive award payments for 2021 under our discretionary compensation program under which annual incentive awards are granted to senior management below the executive officer level.
(3)	The amounts reported in the table for 2022 reflect the aggregate grant date fair value of the RSUs and PSUs awarded during 2022, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, as described in Annex B. The grant date value of the 2022 PSUs for each of the NEOs assuming maximum payout of the PSUs, and based on the closing stock price on the date of grant, is as follows: for Mr. Adkerson—$17,723,813, for Ms. Quirk—$10,415,475, for Ms. Robertson—$1,994,254, for Mr. Higgins —$1,531,688, and for Mr. Currault—$1,356,638. See “Compensation Discussion and Analysis” for more information.
(4)	Reflects the aggregate grant date fair value of the stock options granted to the NEOs in the year reflected, determined using the Black-Scholes-Merton option valuation model price.
(5)	Reflects the annual incentive award payments received under our AIP as approved by the compensation committee based on the achievement of pre-established goals. See “Compensation Discussion and Analysis” for more information.
(6)	For 2022, reflects earnings under the NQDC Plan in excess of 120% of the applicable monthly long-term federal rate at the time the compensation committee established the formula, and for Mr. Adkerson also reflects the aggregate change in actuarial present value during 2022 of his SERP benefit of $3,505,075. No amount is reflected in the table representing the aggregate change in actuarial present value during 2022 of Mr. Higgins’ SRP benefit, which was a decrease of $160,137. As determined by the compensation committee in January 2009, the assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. See “Executive Compensation Tables – Retirement Benefit Programs” for more information.
(7)	The amounts reported for 2022 are detailed in the table below and reflect (a) all perquisites and other personal benefits; (b) amounts contributed by the company to defined contribution plans, which include amounts contributed to the ECAP and the nonqualified defined contribution plan; (c) the dollar value of life insurance premiums paid by the company; and (d) the dollar value of interest credited on dividend equivalents on outstanding RSUs (we discontinued crediting interest for awards granted after 2015).

The perquisites and other personal benefits reported in the table below include (a) personal financial and tax advice under the company’s executive services program; (b) for Mr. Adkerson, personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and incidental fees directly related to the flight; (c) allocated personnel costs and identity theft protection; (d) security services and use of company cars, which includes driver compensation and vehicle repair, maintenance, and fuel costs; (e) the company’s premium payments for personal excess liability insurance provided to domestic executives; (f) the company’s premium payments for disability insurance and (g) relocation benefits for Ms. Robertson. The amounts in the table reflect the incremental cost to the company.

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2022 All Other Compensation

	Perquisites and Other Personal Benefits							Additional All Other Compensation
Name	Financial and Tax Advice	Aircraft Usage	Personnel and Other	Security and Cars	Personal Excess Liability Insurance Premiums	Disability Insurance Premiums	Relocation Benefits	Plan Contributions	Life Insurance Premiums	Interest Credited on Dividend Equivalents
Mr. Adkerson	$20,000	$29,021	$83,137	$99,266	$6,274	$8,602	$—	$415,170	$45,600	$173,201
Ms. Quirk	1,800	—	79	—	6,274	8,402	—	140,925	—	—
Ms. Robertson	1,652	—	59	—	—	—	56,497	41,292	—	—
Mr. Higgins	15,000	—	79	—	6,274	9,462	—	69,475	—	—
Mr. Currault	15,000	—	79	—	6,274	8,044	—	63,725	—	—

2022 Grants of Plan-Based Awards

	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Richard C. Adkerson
AIP	02/07/2022	—	$1,575,000	$3,150,000	$5,512,500	—	—	—	—	—
LTIP – PSUs	02/07/2022	—	—	—	—	50,625	202,500	455,625	—	$8,274,150
LTIP – RSUs	02/07/2022	—	—	—	—	—	—	—	71,000	2,761,900
Kathleen L. Quirk
AIP	02/07/2022	—	750,000	1,500,000	2,625,000			—	—	—
LTIP – PSUs	02/07/2022	—	—	—	—	29,750	119,000	267,750	—	4,862,340
LTIP – RSUs	02/07/2022	—	—	—	—	—	—	—	67,000	2,606,300
Maree E. Robertson
AIP	03/01/2022	02/07/2022	390,625	781,250	1,367,188					—
LTIP- PSUs	03/01/2022	02/07/2022	—	—	—	4,625	18,500	41,625	—	931,105
LTIP - RSUs	03/01/2022	02/07/2022	—	—	—	—	—	—	19,500	934,245
Make-Whole RSUs	03/01/2022	02/07/2022	—	—	—	—	—	—	29,000	1,389,390
Stephen T. Higgins
AIP	02/07/2022	—	393,750	787,500	1,378,125					—
LTIP – PSUs	02/07/2022	—	—	—	—	4,375	17,500	39,375	—	715,050
LTIP – RSUs	02/07/2022	—	—	—	—	—	—	—	18,500	719,650
Douglas N. Currault II
AIP	02/07/2022	—	356,250	712,500	1,246,875					—
LTIP – PSUs	02/07/2022	—	—	—	—	3,875	15,500	34,875	—	633,330
LTIP – RSUs	02/07/2022	—	—	—	—	—	—	—	16,500	641,850
(1)	Unless otherwise indicated, the approval date was the same as the grant date. Although approved at the compensation committee’s meeting on February 7, 2022, Ms. Robertson’s awards did not become effective until her first day of employment, which was March 1, 2022.
(2)	For 2022, under the AIP, each NEO had a target award based on a multiple of salary, with the amount to be earned based on the company’s performance relative to defined goals established by the compensation committee. The amounts reported represent the threshold, target and maximum possible annual cash incentive payments that could have been received pursuant to the AIP for 2022. The amounts in the “Target” column were approved by the compensation committee. Achievement of the threshold level of performance would result in a payout of 50% of the target award, and maximum performance would result in a payout of 175% of target. See “Compensation Discussion and Analysis” for more information.
(3)	These awards represent PSUs awarded as part of our 2022 LTIP. Each PSU granted in 2022 represents a contingent right to receive shares of our common stock, with the final number of shares to be issued based on the company’s level of achievement of a three-year average ROI metric and on our TSR compared to the TSR of our peer group during the three-year period ending on December 31, 2024. For the 2022 PSU awards, the NEOs will receive between 0% and 225% of the target PSU award based on achievement of applicable performance goals. See “Compensation Discussion and Analysis” for more information.

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Outstanding Equity Awards at December 31, 2022

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
Richard C. Adkerson	01/29/13	450,000	—	$35.01	01/29/23	106,333	$4,040,654	1,510,125	$57,384,750
	02/04/14	335,000	—	30.94	02/04/24
	02/03/15	580,000	—	18.98	02/03/25
	02/06/18	255,000	—	18.74	02/06/28
	02/05/19	131,667	—	11.87	02/05/29
	02/04/20	210,833	210,833	12.04	02/04/30
	02/02/21	37,334	74,666	28.14	02/02/31
Kathleen L. Quirk	01/29/13	150,000	—	35.01	01/29/23	121,000	4,598,000	551,500	20,957,000
	02/04/14	220,000	—	30.94	02/04/24
	02/07/17	257,000	—	15.52	02/07/27
	02/06/18	127,500	—	18.74	02/06/28
	02/05/19	197,500	—	11.87	02/05/29
	02/04/20	140,333	70,167	12.04	02/04/30
	02/02/21	28,000	56,000	28.14	02/02/31
Maree E. Robertson	—	—	—	—	—	48,500	1,843,000	18,500	703,000
Stephen T. Higgins	02/05/19	21,667	—	11.87	02/05/29	48,500	1,843,000	17,500	665,000
	02/06/19	65,000	—	11.91	02/06/29
	02/04/20	43,333	21,667	12.04	02/04/30
	02/02/21	5,000	10,000	28.14	02/02/31
Douglas N. Currault II	02/06/18	30,000	—	18.74	02/06/28	46,500	1,767,000	15,500	589,000
	02/05/19	50,000	—	11.87	02/05/29
	02/06/19	50,000	—	11.91	02/06/29
	02/04/20	43,333	21,667	12.04	02/04/30
	02/02/21	5,000	10,000	28.14	02/02/31
(1)	The stock options become exercisable in 33% annual increments on each of the first three anniversaries of the date of grant and have a term of 10 years. The unvested stock options will become immediately exercisable if there is a qualifying termination of employment following a change in control.
(2)	The exercise price of the stock options granted by the company was determined by reference to the closing price of our common stock on the grant date.
(3)	Represents time-vested RSUs, which will vest and be paid out in shares of our common stock, as set forth in the table below, provided the applicable service conditions are satisfied.

Name	RSUs	Vesting Date
Mr. Adkerson	41,333	02/15/23
	41,333	02/15/24
	23,667	02/15/25
Ms. Quirk	63,167	02/15/23
	35,500	02/15/24
	22,333	02/15/25
Ms. Robertson	16,167	02/15/23
	16,166	02/15/24
	16,167	02/15/25
Mr. Higgins	26,167	02/15/23
	16,166	02/15/24
	6,167	02/15/25
Mr. Currault	25,500	02/15/23
	15,500	02/15/24
	5,500	02/15/25

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(4)	The market value of the unvested RSUs and PSUs reflected in this table was based on the $38.00 closing market price per share of our common stock on December 30, 2022.
(5)	The PSUs will vest following the end of the applicable performance period and be paid out in shares of our common stock based on satisfaction of the applicable performance goals. The NEOs will earn between 0% and 225% of the target PSU award based on the company’s average ROI and its relative TSR compared to the TSR of the company’s peer group over the three-year performance period. The number of units reported in the table above represent 225% payout with respect to the 2020 PSU awards and the target amount with respect to the 2021 and 2022 PSU awards.

	Grant Date	PSUs			Last Day of Performance Period
Name		Threshold(*)	Target	Maximum
Mr. Adkerson	2/4/2020	120,125	480,500	1,081,125	12/31/22	(**)
	2/2/2021	56,625	226,500	509,625	12/31/23
	2/7/2022	50,625	202,500	455,625	12/31/24
Ms. Quirk	2/4/2020	40,000	160,000	360,000	12/31/22	(**)
	2/2/2021	18,125	72,500	163,125	12/31/23
	2/7/2022	29,750	119,000	267,750	12/31/24
Ms. Robertson	3/1/2022	4,625	18,500	41,625	12/31/24
Mr. Higgins	2/7/2022	4,375	17,500	39,375	12/31/24
Mr. Currault	2/7/2022	3,875	15,500	34,875	12/31/24
(*)	Each executive may receive 25% of the target PSU award based on threshold achievement of the applicable performance goals.
(**)	In February 2023, the compensation committee certified a 225% payout with respect to the 2020 PSU awards.

2022 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard C. Adkerson	—	$—	881,047	$34,624,120
Kathleen L. Quirk	420,500	10,188,497	472,523	18,709,478
Maree E. Robertson	—	—	—	—
Stephen T. Higgins	—	—	50,000	2,183,500
Douglas N. Currault II	75,000	494,833	46,667	2,037,948

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Retirement Benefit Programs

Nonqualified Defined Contribution Plan. We maintain an unfunded NQDC plan, for the benefit of our executive officers, as well as others. The NQDC plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (our tax-qualified defined contribution plan or 401(k) plan) have ceased due to qualified plan limits. The company makes a matching contribution equal to each participant’s deferrals in this NQDC plan and the ECAP limited to 5% of the participant’s base salary. In addition, the company also makes enhanced contributions equal to 5% of eligible compensation (base salary plus 50% of annual incentive awards) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Mr. Adkerson) receiving an additional 5% contribution. Distribution is made in a lump sum as soon as practicable or if timely elected by the participant, on January 1st of the year following retirement, but no earlier than the date allowable under law following separation from service. The table below sets forth the balances under our NQDC plan as of December 31, 2022 for each NEO.

Deferred Restricted Stock Units. In connection with the termination of his employment agreement in December 2013, Mr. Adkerson received 1,000,000 RSUs, which represent the right to receive an equivalent number of shares of our common stock. The RSUs were vested at grant but payout of shares of our common stock is deferred until six months after Mr. Adkerson’s retirement.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(4)
Richard C. Adkerson	NQDC plan	$333,000	$374,670	$1,706,461	—	$37,661,638
	Deferred RSUs	—	—	(2,956,799)	—	41,875,999
Kathleen L. Quirk	NQDC plan	173,000	110,425	153,153	—	3,470,017
Maree E. Robertson	NQDC plan	—	10,792	150		10,942
Stephen T. Higgins	NQDC plan	72,792	37,006	30,344	—	717,767
Douglas N. Currault II	NQDC plan	67,167	33,225	53,574	—	1,222,660
(1)	The amounts reflected in this column are included in the “Salary” column for each NEO for 2022 reported in the “Summary Compensation Table.”
(2)	The amounts reflected in this column are included in the “All Other Compensation” column for each NEO for 2022 in the “Summary Compensation Table,” although the “Plan Contributions” reflected in footnote (7) to that table also include contributions to the company’s ECAP.
(3)	The assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2022, that rate of interest ranged from 3.25% - 7.00% as follows: 3.25% (January – March), 3.50% (April and May), 4.00% (June), 4.75% (July), 5.50% (August and September), 6.25% (October and November) and 7.00% (December). With respect to Mr. Adkerson’s deferred RSUs, the amount represents (a) the number of deferred RSUs multiplied by the change in the price of our common stock from December 31, 2021 ($41.73) to December 30, 2022 ($38.00) of $(3,730,000), and (b) accrued dividend equivalents and interest (calculated using the prime rate) on those RSUs of $773,201.
(4)	The following amounts reflected in this column were included in the 2021 “Total” compensation for each NEO in the “Summary Compensation Table”: Mr. Adkerson – $496,200, Ms. Quirk – $270,383, Mr. Higgins – $110,446 and Mr. Currault – $89,342. The following amounts reflected in this column were included in the 2020 “Total” compensation for each NEO in the “Summary Compensation Table”: Mr. Adkerson – $191,225, and Ms. Quirk – $68,250.

Supplemental Executive Retirement Plan – Mr. Adkerson. In February 2004, we established an unfunded SERP for Mr. Adkerson. The compensation committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by the board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. Mr. Adkerson has elected to receive an equivalent lump sum payment. The annuity will equal a percentage of Mr. Adkerson’s highest average base pay for any three of the five calendar years immediately preceding Mr. Adkerson’s completion of 25 years of credited service, plus his average annual incentive awards for the same three years; provided that such average amount cannot exceed 200% of the average base pay. The percentage used in this calculation is 2% for each year of credited service for the company and its predecessor beginning in 1981 but capped at 25 years. Mr. Adkerson has attained 25 years of credited service and his annuity was fixed as of January 1st of the year in which he completed 25 years of credited service and will only increase at retirement as a result of mortality and interest adjustments.

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The SERP benefit is reduced by the value of all benefits from current and former retirement plans (qualified and nonqualified) sponsored by the company, by FM Services Company or by any predecessor employer (including our former parent company), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. The amount provided in the table below reflects these reductions. As of December 31, 2022, Mr. Adkerson was 100% vested under the SERP.

Supplemental Retirement Plan – Mr. Higgins. Mr. Higgins is a participant in the SRP, which is an unfunded, supplemental retirement plan we assumed in 2007 in connection with our acquisition of Phelps Dodge Corporation. Benefit accruals under the SRP were frozen effective December 31, 2008. Benefits are payable in the form of a life annuity, 25%, 50%, 75% and 100% joint and survivor annuity options, as specified by the participant. The benefit will be a monthly amount equal to the product of (1) the sum of 0.35% of the participant’s final average monthly compensation in excess of his social security benefit and (2) years of service as of December 31, 2008, the date the SRP was frozen, determined without applying the Internal Revenue Code compensation and annual addition limitations. The SRP benefit is reduced by the participant’s monthly retirement benefit under the qualified retirement plan. The SRP benefit is subject to a five-year cliff vesting schedule, and Mr. Higgins is 100% vested under the SRP.

Pension Benefits

Name	Plan Name	Number of Years Credited Service		Payments During Last Fiscal Year	Present Value of Accumulated Benefit
Richard C. Adkerson	Supplemental Executive Retirement Plan	25	(1)	—	$49,387,032	(2)
Stephen T. Higgins	Supplemental Retirement Plan	17.3		—	517,247	(3)
(1)	Represents the participant’s years of service with the company and its predecessor, capped at 25 years.
(2)	The accrued benefit was fixed as of January 1st of the year Mr. Adkerson attained 25 years of credited service but will continue to increase year to year due to actuarial increases based on (a) an assumed 6% interest component, and (b) a mortality adjustment based on the IRS mortality table (as published in Revenue Ruling 2001-62) and defined under the SERP. These actuarial increases compensate for the fact that the benefit is expected to be paid over a shorter timeframe (i.e., life expectancy). The actuarially increased benefit is then present valued to reflect a lump sum payment.
(3)	As of December 31, 2021, the accrued benefit under the SRP was fixed (benefit accruals were frozen as of December 31, 2008), but the present value of the benefit will be adjusted from year to year resulting from the passage of time and from changes in actuarial assumptions. As of December 31, 2022, the significant assumptions used in the actuarial valuation were a discount rate of 2.85% and the mortality table and mortality improvement scale assumptions. The mortality tables were developed in a similar manner to the Society of Actuaries tables that were published in 2014 but adjusted to remove projected mortality improvement after 2006 for purposes of applying an alternative projection of mortality improvement after that date, and further adjusted to reflect the company’s historical mortality experience.

Potential Payments Upon Termination or Change in Control

Executive Change in Control Severance Plan. We maintain an executive change in control severance plan (the CIC Plan), which provides severance benefits to those executive officers not covered under existing agreements and other key members of senior management. Ms. Quirk is our only NEO who is not a participant in the CIC Plan. Under the CIC Plan, if a participant is terminated without cause or terminates for good reason during the two-year period following a change in control, he or she will be entitled to receive certain severance benefits.

A participant’s severance benefits under the CIC Plan are based on the participant’s level, and include:

■	a lump sum cash payment, which for Mr. Adkerson is equal to three times the sum of his base salary plus average bonus for the three full fiscal years preceding the termination, and for each of Ms. Robertson and Messrs. Higgins and Currault is equal to two times the sum of his or her base salary plus average bonus for the three full fiscal years preceding the termination;
■	a prorated bonus based on his or her average bonus calculated in the year of termination and the number of days worked during the year of termination; and
■	18 months of health benefit continuation.

Payment of the severance benefits is contingent on the participant signing a general waiver and release agreement. The CIC Plan may be amended or terminated by the board in its discretion and the compensation committee has the ability to add or remove participants under the CIC Plan, including executive officers; provided, however, that any such action that has the effect of reducing or eliminating a participant’s benefits under the CIC Plan is subject to limitations, including a 12-month delay in effectiveness.

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Under the CIC Plan, “cause” is generally defined as the participant’s (a) failure to perform substantially the participant’s duties with the company, (b) felony conviction or entering of a guilty plea or plea of no contest, or (c) gross negligence or willful misconduct that is materially injurious to the company, including its reputation or business. “Good reason” is generally defined as (a) material diminution in the title, position, authority, duties or responsibilities of the participant or the person to whom the participant reports, (b) the assignment of any duties inconsistent in any material respect with the participant’s position, authority, duties or responsibilities during the one-year period prior to the change in control, under the agreement, (c) failure to provide the participant with a total pay opportunity at least commensurate with the highest total pay opportunity available to the participant within the one-year period preceding the change in control, (d) failure by the company or its affiliates to comply with any of the provisions of the CIC Plan, (e) relocation of the participant’s principal office to a location more than 50 miles from his or her current office location or requiring business travel on a more extensive basis, or (f) failure of the company to require a successor to assume its obligations under the CIC Plan.

See the footnotes to the “Potential Payments Upon Termination or Change in Control” table below for more information.

Employment Agreement – Ms. Quirk. We have an employment agreement with Ms. Quirk, which was approved by our compensation committee and the board. See “Compensation Discussion and Analysis” for more information.

The employment agreement with Ms. Quirk provides for an annual base salary of at least $650,000 (her annual base salary as of December 31, 2022 was $1,000,000) and provides that she is eligible to participate in our AIP. Ms. Quirk continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the agreement continues through January 1st, with automatic one-year extensions unless prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change in control, the agreement will expire three years following the change in control. The agreement also contains non-competition, non-disclosure and other provisions intended to protect our interests if Ms. Quirk ceases to be employed by us.

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, Ms. Quirk’s employment agreement entitles her to the following additional benefits.

Severance Benefits. If, during the term of her employment agreement, we terminate Ms. Quirk’s employment without cause or she terminates employment for good reason, she will be entitled to the following:

■	payment of the amount of her base salary earned through the date of termination to the extent not previously paid and a pro rata annual incentive award for the year in which the termination of employment occurs, based on actual results under our AIP;
■	a cash payment equal to three times the sum of (a) her base salary plus (b) the average of the annual incentive awards paid to her for the immediately preceding three years;
■	continuation of insurance and welfare benefits for three years or until she accepts new employment, if earlier;
■	acceleration of the vesting and payout of all outstanding stock options and RSUs; and
■	under the PSU agreements, in the case of termination without cause, retention of outstanding PSUs, which will vest after the end of the applicable performance period based on the company’s achievement of the performance goal.

Under Ms. Quirk’s employment agreement, “cause” is generally defined as her (a) failure to perform substantially the executive’s duties with the company, (b) material breach of her employment agreement, (c) felony conviction or entering of a guilty plea or plea of no contest, (d) unauthorized acts or omissions resulting in harm to the company, (e) commission of an act of dishonesty resulting in her enrichment at the expense of the company or (f) falsification of financial records. “Good reason” is generally defined as (a) any failure by the company to materially comply with any of the provisions of the employment agreement or (b) the assignment to Ms. Quirk of any duties inconsistent in any material respect with her position, authority, duties or responsibilities under the agreement.

If Ms. Quirk’s employment terminates as a result of death, disability or retirement during the term of her employment agreement, she (or her estate, as applicable) will be entitled to receive the amount of her base salary earned through the termination date to the extent not previously paid, payment of a pro rata annual incentive award for the year of termination (based on actual results under our AIP) and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until she accepts new employment, if earlier.

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As a condition to receipt of these severance benefits, Ms. Quirk must retain in confidence all confidential information known to her concerning our business for a period of five years after termination. Ms. Quirk has agreed not to compete with us for a period of six months after termination of employment.

Change in Control Severance Benefits. Ms. Quirk’s employment agreement provides that the terms and conditions of her employment (including position, compensation and benefits) will not be adversely changed until the third anniversary of the change in control. If Ms. Quirk is terminated without “cause,” as generally defined above, or if she terminates for “good reason” during the three-year period after a change in control, Ms. Quirk is generally entitled to receive the same payments and benefits that she would receive in the event of a similar termination under the employment agreement, described above, except that Ms. Quirk would receive a cash payment equal to three times the sum of her base salary plus the highest annual incentive award paid to her (rather than the average annual incentive award paid to her) for the immediately preceding three fiscal years. The term “good reason” includes the failure of the acquirer to provide the executive with substantially the same position, authority, duties and responsibilities held prior to the change in control, in addition to the reasons generally provided above. The confidentiality and non-competition provisions continue to apply after a change in control.

If employment terminates as a result of death, disability or retirement following a change in control, Ms. Quirk will receive the same benefits described above under “Severance Benefits” in the event of death, disability or retirement.

Equity-Based Incentive Awards – Impact of Termination of Employment and Change in Control. The terms of our outstanding equity-based incentive award agreements (which include PSUs, RSUs and options) generally provide that the subject award will be forfeited if the award recipient terminates employment prior to the vesting of the award, except under certain circumstances described below. In addition, a change in control alone will not automatically result in an acceleration of the vesting of outstanding awards.

Unless otherwise provided in a separate agreement, the following summarizes the effect of a termination of employment under certain scenarios on the outstanding equity-based incentives held by our NEOs:

■	Performance Share Units (PSUs) – Upon a recipient’s termination of employment due to death during the performance period of a PSU award, the award (and any related accrued dividend equivalents) will vest in full and pay out at the target level. If the termination of employment is due to disability, retirement or, at the discretion of the compensation committee, termination without cause, the award will not be forfeited nor accelerate, but will remain outstanding and vest following the end of the performance period, provided the applicable performance conditions are met. In the event of a change in control, outstanding PSUs will convert into an equivalent number of RSUs (at the target amount), which award (and any related accrued dividend equivalents) will vest on the earlier of the last day of the applicable performance period or the date the recipient is terminated without cause or terminates for good reason.
■	Restricted Stock Units (RSUs) – Upon a recipient’s termination due to death, any outstanding RSUs (and any related accrued dividend equivalents) will vest in full. If the termination is due to disability or retirement, any RSUs scheduled to vest within one year (and any related accrued dividend equivalents) will vest as of the termination of employment. In connection with a change in control, the RSUs (and any related accrued dividend equivalents) will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change in control.
■	Stock Options – Upon a recipient’s termination due to disability or retirement, any unvested stock options scheduled to vest within one year will vest as of the termination of employment, and the holder will have the lesser of three years or the remaining term of the options to exercise. Upon a recipient’s death the options will vest in full if not previously vested. In connection with a change in control, any unvested options will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change in control.

The letter agreement between the company and Mr. Adkerson in December 2013 provides that with respect to Mr. Adkerson’s equity-based incentive awards, he will receive retirement treatment as set forth in the applicable award agreement following any termination of employment, except a termination due to death or termination by the company for cause.

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No Excise Tax Gross-Ups. We do not provide excise tax gross-up protections in any of our change in control arrangements with our executive officers. Under the CIC Plan and Ms. Quirk’s employment agreement, if any part of the payments or benefits received by the executive in connection with a termination following a change in control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, he or she will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

___________________

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above for various scenarios involving a change in control or termination of employment of each of our named executive officers.

In addition to the benefits identified, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Retirement Benefit Programs” below and outstanding vested stock options, which amounts are reflected in footnote (4) to the “Potential Payments Upon Termination or Change in Control” table below.

In accordance with SEC rules, the information below assumes a termination date of December 31, 2022, and reflects the arrangements in effect at that time. We have used the closing price of our common stock of $38.00 on December 30, 2022, as reported on the NYSE, for purposes of calculating the value of the unvested and accelerated PSUs, RSUs, and options.

Potential Payments Upon Termination or Change in Control

Name	Lump Sum Payment	Options (Unvested and Accelerated)(1)	Restricted Stock Units (Unvested and Accelerated)(2)	Accumulated Dividends Payable on Accelerated RSUs	Performance Share Units (Unvested and Accelerated)(3)	Accumulated Dividends Payable on Accelerated PSUs	Health and Welfare Benefits	Total(4)
Richard C. Adkerson
Retirement/Termination – Without Cause	0	$5,841,328	$1,570,673	$25,225	0	0	0	$7,437,226
Disability	0	5,841,328	1,570,673	25,225	0	0	0	7,437,226
Death	0	6,209,431	4,040,654	61,100	$16,302,000	$277,988	0	26,891,173
Qualifying Termination after Change in Control(5)	$17,359,200	6,209,431	4,040,654	61,100	16,302,000	277,988	$35,295	44,285,668
Kathleen L. Quirk
Retirement	0	2,097,615	2,400,346	43,738	0	0	75,570	4,617,269
Disability	0	2,097,615	2,400,346	43,738	0	0	0	4,541,699
Death	0	2,373,695	4,598,000	74,700	7,277,000	113,363	0	14,436,758
Termination – Good Reason	6,150,000	2,373,695	4,598,000	74,700	0	0	75,570	13,271,965
Termination – Without Cause	6,150,000	2,373,695	4,598,000	74,700	0	0	75,570	13,271,965
Qualifying Termination after Change in Control(5)(6)	8,949,000	2,373,695	4,598,000	74,700	7,277,000	113,363	75,570	23,461,328

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Name	Lump Sum Payment	Options (Unvested and Accelerated)(1)	Restricted Stock Units (Unvested and Accelerated)(2)	Accumulated Dividends Payable on Accelerated RSUs	Performance Share Units (Unvested and Accelerated)(3)	Accumulated Dividends Payable on Accelerated PSUs	Health and Welfare Benefits	Total(4)
Maree E. Robertson
Retirement	0	0	614,346	7,275	0	0	0	621,621
Disability	0	0	614,346	7,275	0	0	0	621,621
Death	0	0	1,843,000	21,825	703,000	8,325	0	2,576,150
Qualifying Termination after Change in Control(5)	3,125,000	0	1,843,000	21,825	703,000	8,325	29,657	5,730,807
Stephen T. Higgins
Retirement	0	611,775	994,346	19,275	0	0	0	1,625,396
Disability	0	611,775	994,346	19,275	0	0	0	1,625,396
Death	0	661,075	1,843,000	33,075	665,000	7,875	0	3,210,025
Qualifying Termination after Change in Control(5)	2,950,000	661,075	1,843,000	33,075	665,000	7,875	58,391	6,218,416
Douglas N. Currault II
Retirement	0	611,775	969,000	18,975	0	0	0	1,599,750
Disability	0	611,775	969,000	18,975	0	0	0	1,599,750
Death	0	661,075	1,767,000	32,175	589,000	6,975	0	3,056,225
Qualifying Termination after Change in Control(5)	2,750,000	661,075	1,767,000	32,175	589,000	6,975	55,959	5,862,184
(1)	The values of the accelerated options were determined by multiplying (a) the difference between the December 30, 2022 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options under each scenario.
(2)	The values of the RSUs were determined by multiplying the December 30, 2022 closing price of our common stock by the number of RSUs to be vested under each scenario.
(3)	The values of the PSUs in connection with death or a qualifying termination after a change in control were determined by multiplying the December 30, 2022 closing price of our common stock by the target number of PSUs with performance periods ending after December 31, 2022. No value is reflected for awards of PSUs in the event of termination upon retirement, disability, or for Mr. Adkerson, termination without cause, because the PSU agreements do not provide for automatic vesting of outstanding PSUs and the related dividend equivalent credits in those circumstances. Instead, the awards will remain outstanding through the performance period and vest if the applicable performance conditions are met. See the “Outstanding Equity Awards at December 31, 2022” table for more information.
(4)	In addition to the amounts reflected in this column, upon the occurrence of each event of termination listed in the table, each NEO would be entitled to the following additional benefits, as applicable: outstanding, in-the-money stock options that were vested at the time of termination, the executive’s aggregate balance in the SECAP (as reflected on page 57), and, for Mr. Adkerson and Mr. Higgins, the present value of his SERP and SRP, respectively (as reflected on page 58). The aggregate value of these additional benefits for each of our NEOs, assuming a termination on December 31, 2022, is as follows: Mr. Adkerson – $119,859,966, Ms. Quirk – $22,784,527, Ms. Robertson – $10,942, Mr. Higgins – $4,671,247, and Mr. Currault – $5,585,685. These amounts do not include benefits under our ECAP or life insurance policies generally available to all employees. In addition to the standard life insurance policy generally available to employees, Mr. Adkerson has an executive life insurance policy providing for a death benefit of $1,500,000.
(5)	With respect to our equity awards, the agreements provide for the benefits described in the table following a change in control only if the recipient is terminated without cause or terminated with good reason within one year after the change in control. The amounts stated in the rows titled “Qualifying Termination after Change in Control” assume the full vesting of all outstanding options and RSUs and full vesting and payout at target for PSUs.
(6)	The total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

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CEO Pay Ratio

As required by the Dodd-Frank Act and Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO. We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As permitted under SEC rules, we used the same median employee that we used for purposes of disclosing our 2020 pay ratio as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio analysis. We identified the median employee by examining the total earnings for the nine-month period ending September 30, 2020 for all individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on October 1, 2020, whether employed on a full-time, part-time, seasonal or temporary basis, with the following adjustments:

■	As of October 1, 2020, our employee population consisted of 25,151 individuals, with 44% of these individuals located in the U.S., 28% located in Indonesia, 19% located in Peru, and the remaining 9% located in other foreign jurisdictions. To reduce administrative costs and as permitted by SEC rules, we have excluded from the calculation each foreign jurisdiction where we employ 200 or less individuals, namely the employees in each of Australia, Canada, China, the Democratic Republic of the Congo, Finland, Germany, Japan, the Netherlands, the Russian Federation, and the United Kingdom. This adjustment resulted in the exclusion from the calculation of approximately 500 total employees, representing approximately 2% of our employee population.
■	With respect to permanent employees hired after January 1, 2020, we assumed for purposes of the calculation that those employees worked the full 12-month period in 2020.
■	With respect to employees in foreign jurisdictions, we applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency based on the exchange rate as of December 31, 2020. We did not make any cost-of-living adjustments.
■	Of the possible median employees, we selected the employee without atypical elements of pay in his or her earnings, such as disability payments or special earnings while on leave.

We calculated annual total compensation for our median employee using the same methodology we use for our named executive officers as set forth in the “Executive Compensation Tables – Summary Compensation Table.” The annual total compensation of our median employee (other than our CEO) for 2022 was $87,815. As disclosed in the “Summary Compensation Table,” our CEO’s annual total compensation for 2022 was $20,521,929. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 234 to 1.

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Pay-Versus-Performance

The following section has been prepared in accordance with the SEC’s new pay versus performance disclosure rules mandated by the Dodd-Frank Act. Under these rules, the SEC has developed a new way to calculate executive pay, referred to as “compensation actually paid,” or CAP, which amounts are then compared to certain performance measures defined by the SEC. The CAP does not reflect the value received or realized by our NEOs or how the compensation committee evaluates compensation decisions in light of company performance. Please refer to “Compensation Discussion and Analysis” on page 40 for a discussion of our executive compensation program objectives and the ways in which we design our program to align executive compensation with company performance.

The CAP values are derived from the total compensation amounts reported in the Summary Compensation Table, but adjusts those amounts to replace the grant date fair values of equity awards granted during the year with the fair value of equity awards granted during the year as of the end of the year, plus changes in fair value of any outstanding unvested awards granted in prior years. Thus, unlike the Summary Compensation Table that only factors in current year equity awards, the CAP reflects year-over-year changes in value of all outstanding unvested equity awards and equity awards vesting during the year. The CAP values also replace the change in pension value reported with the pension plan service cost or prior service cost for the year.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in MM)(6)	Return on Investment(7)
					Total Stockholder Return	Peer Group Total Stockholder Return(5)
2022	$20,521,929	$7,164,637	$5,191,453	$3,931,649	297.71	178.99	$3,468	26.79%
2021	19,111,894	75,686,762	4,086,801	14,711,132	321.27	157.75	4,306	38.50%
2020	16,720,881	71,047,496	4,976,641	23,276,187	199.07	116.44	599	11.69%
(1)	For each fiscal year included in the table, Richard C. Adkerson served as our principal executive officer (PEO).
(2)	The amounts reported in this column represent the CAP for Mr. Adkerson, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or delivered to Mr. Adkerson during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments reflected in the table below were made to Mr. Adkerson’s total compensation for each year reflected in the Summary Compensation Table (SCT) to determine the CAP values. Mr. Adkerson has reached the maximum years of service under the SERP and thus Freeport did not recognize a service cost for him during any of the years reflected in the table.

SCT to CAP Reconciliation — PEO (A)

			Adjust Value of Current Year’s Equity Grant		Adjust For Incremental Increase/(Decrease) in Value of All Other Outstanding Equity Grants
Year	SCT Total	Subtract Pension Value reported in SCT	Subtract Grant Date Fair Value as reported in SCT	Add Fair Value at 12/31	Add Change in Fair Value of Unvested Awards as of 12/31	Add Change in Fair Value of Vested Awards during Year	Forfeited during Year	Accrued Dividend Equivalents	CAP
2022	$20,521,929	$(3,505,075)	$(11,036,050)	$10,018,375	$(5,674,233)	$(4,664,116)	$—	$1,503,807	$7,164,637
2021	19,111,894	(3,163,533)	(9,818,515)	24,933,600	25,690,784	18,530,775	—	401,757	75,686,762
2020	16,720,881	(2,869,719)	(9,683,022)	39,619,191	23,782,666	3,477,499	—	—	71,047,496
(A)	In determining the fair value of unvested equity awards, we applied the same methodology used to determine grant date fair value of equity awards for purposes of accounting for share-based payments as described in our 2022 Form 10-K, but calculated fair value as of the last day of the year. Factors impacting the fair value of the equity awards primarily relate to the price of our common stock at year end, as well as the projected and actual achievement of performance goals related to our PSUs.

(3)	Our NEOs (other than Mr. Adkerson) for each fiscal year included in the table were as follows: 2022 – Kathleen L. Quirk, Maree E. Robertson, Stephen T. Higgins, and Douglas N. Currault II; 2021 – Kathleen L. Quirk, Stephen T. Higgins, and Douglas N. Currault II; 2020 – Kathleen L. Quirk and Harry M. Conger. The amounts reported in this column represent the average of the total compensation reported for each named executive officer (excluding Mr. Adkerson) in the Summary Compensation Table in each applicable year.

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(4)	The amounts reported in this column represent the average CAP for the NEOs as a group (excluding Mr. Adkerson), as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned by or delivered to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments reflected in the table below were made to the average total compensation for the NEOs for each year reflected in the Summary Compensation Table on page 53 to determine the CAP values. Mr. Conger and Mr. Higgins, the only other NEOs who have pension benefits, each reached the maximum years of service under the SRP and thus Freeport did not recognize a service cost for either executive during any of the years reflected in the table.

SCT to CAP Reconciliation — Average of All Other NEOs (A)

			Adjust Value of Current Year’s Equity Grant		Adjust For Incremental Increase/(Decrease) in Value of All Other Outstanding Equity Grants
Year	SCT Total	Subtract Pension Value reported in SCT	Subtract Grant Date Fair Value as reported in SCT	Add Fair Value at 12/31	Add Change in Fair Value of Unvested Awards as of 12/31	Add Change in Fair Value of Awards Vested during Year	Forfeited during Year	Accrued Dividend Equivalents	CAP
2022	$5,191,453	$—	$(3,358,315)	$2,970,644	$(600,525)	$(459,070)	$—	$187,462	$3,931,649
2021	4,086,801	—	(2,132,295)	4,334,855	4,842,400	3,498,433	—	80,938	14,711,132
2020	4,976,641	(151,488)	(3,541,824)	11,427,713	9,245,824	1,569,827	(248,590)	(1,917)	23,276,187
(A)	In determining the fair value of unvested equity awards, we applied the same methodology used to determine grant date fair value of equity awards for purposes of accounting for share-based payments as described in our 2022 Form 10-K, but calculated fair value as of the last day of the year. Factors impacting the fair value of the equity awards primarily relate to the price of our common stock at year end, as well as the projected and actual achievement of performance goals related to our PSUs.

(5)	Represents the weighted peer group total stockholder return, or “TSR,” weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P Metals and Mining Select Industry Index, which is the industry line peer group reported in our performance graph under Item 201(e) of Regulation S-K included in our Annual Report.
(6)	Net income represents net income attributable to common stock as reported in our consolidated financial statements that appear in our Annual Report on Form 10-K.
(7)	While we use numerous financial and non-financial performance measures for the purpose of evaluating performance under our AIP and LTIP, we believe that ROI represents the most important performance measure (that is not otherwise required to be disclosed in the table) we use to link compensation actually paid to our executive officers to company performance. Per SEC guidance, the table reflects our annual ROI for each year; however, we use a three-year average ROI to measure performance for purposes of the PSUs granted under our LTIP.

Performance Measures

As described in greater detail in “Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance philosophy. The metrics that we use under our AIP and LTIP are selected with the objective of linking our NEO’s compensation to the key metrics driving our future growth and incentivizing our NEOs to focus on critical elements of our strategic priorities each year. In accordance with the requirements of Item 402(v) of Regulation S-K, the most important financial and non-financial performance measures used to link executive compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance are as follows:

MOST IMPORTANT PERFORMANCE MEASURES (WITHOUT RANKING)
■Return on Investment ■Consolidated Adjusted EBITDA	■Relative TSR ■Copper Sales

Freeport-McMoRan 2023 Proxy Statement	65

Executive Officer Compensation

Relationship between Company Performance and Compensation Actually Paid

The graphs below show the relationship between the CAP amounts for our PEO and the average CAP amounts for our other NEOs for the referenced years, as compared to (i) our cumulative TSR, (ii) our net income, and (iii) our return on investment, and also a comparison of our cumulative TSR to that of the S&P Metals and Mining Select Industry Index.

Comparison of Compensation Actually
Paid to Total Stockholder Return

($MM)
Compensation Actually Paid
$80
$60
$40
$20
$-
$400
$300
$200
$100
$-
Value of Initial Fixed $100 Investment Based on Total Stockholder Return
$71.0
$23.3
$199.07
$75.7
$14.7
$321.27
$7.2
$3.9
$297.71
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Value of Initial Fixed $100 Investment Based on Total Stockholder Return

Comparison of Compensation Actually
 Paid to Net Income

Compensation Actually Paid
($MM)
$80
$60
$40
$20
$-
$71.0
$23.3
$75.7
$14.7
$7.2
$3.9
$599
$4,306
$3,468
2020
2021
2022
($MM)
$6,000
$4,500
$3,000
$1,500
$0
Net Income
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Net Income

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Executive Officer Compensation

Comparison of Compensation Actually
Paid to Return on Investment

Compensation Actually Paid
($MM)
$80
$60
$40
$20
$-
Return on Investment
40%
30%
20%
10%
0%
$71.0
$23.3
11.69%
$75.7
38.5%
$14.7
$7.2
$3.9
26.79%
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Annual Economic Return on Investment

Value of Initial Fixed $100 Investment Based on
Total Stockholder Return

$350
$300
$250
$200
$150
$100
$321.27
$297.71
$199.07
$157.75
$178.99
$116.44
12/31/19
12/31/20
12/31/21
12/31/22
Freeport
S&P Metals and Mining Select Industry Index

Freeport-McMoRan 2023 Proxy Statement	67

Stock Ownership

Director and Executive Officer Stock Ownership Guidelines

To promote greater alignment with our stockholders and reinforce the importance of stock ownership and long-term focus, we have stock ownership guidelines applicable to our non-management directors and executive officers.

6x	base salary for CEO and president	5x	annual fee (currently $125,000) for non-management directors	3x	base salary for other executive officers

The value of the stock ownership is calculated based on the three-year trailing average month-end stock price. Shares of our common stock currently owned and not pledged, including shares issuable upon the vesting of outstanding time-vested RSUs and shares held in employee benefit plans and individual retirement accounts, count as stock owned for purposes of the stock ownership guidelines. Shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares is made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the individual has maintained a pecuniary interest in the shares. Common stock underlying PSUs and other performance-based equity awards will not be counted towards the target ownership level until such shares are earned and issued, nor will shares owned on behalf of a spouse or children.

As of the record date, all of our NEOs, except for our newest officer, Ms. Robertson, who joined the company in March 2022, and all of our non-management directors, except for four of our newest directors, who all joined the board during 2021, exceeded their target ownership levels. Until the target ownership level is met, executive officers shall retain 50% of the net, after-tax shares of Freeport common stock received in connection with any equity-based awards granted by Freeport, and non-management directors shall retain 100% of the shares of Freeport common stock they receive in connection with any equity-based awards granted by Freeport. Once the target ownership level is met, such executive officers and non-management directors are free to sell Freeport shares in accordance with the requirements of Freeport’s Insider Trading Policy, as applicable, provided their holdings do not fall below the target ownership level. If, after achieving the applicable target level of ownership, an executive officer or non-management director subsequently falls out of compliance with these guidelines (including as a result of a decline in our stock price), the applicable retention requirement described above will once again apply.

Hedging and Pledging Policies

Our insider trading policy prohibits our executives and directors from entering into any hedging arrangements with respect to our securities and limits the ability of our executives and directors to pledge our securities. See “Stock Ownership of Directors and Executive Officers” and “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

Stock Ownership of Directors and Executive Officers

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through stock ownership guidelines applicable to our directors and executive officers.

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Stock Ownership

The table below shows the amount of our common stock beneficially owned as of April 10, 2023, by each of our current directors, our director nominees, our NEOs, and our current executive officers and directors as a group. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Exercisable Options or Vesting of RSUs	Number of Shares Subject to Exercisable Options(1)	Number of Shares Subject to Vesting of RSUs(1)	Total Number of Shares Beneficially Owned(2)		Percent of Class
David P. Abney	4,500	—	4,500	9,000		*
Richard C. Adkerson	4,453,979	1,798,000	1,000,000	7,251,979	(3)	*
Douglas N. Currault II	109,835	205,000	0	314,835		*
Marcela E. Donadio	3,800	—	4,500	8,300		*
Robert W. Dudley	4,500	—	4,500	9,000		*
Hugh Grant	19,572	—	4,500	24,072		*
Stephen T. Higgins	80,903	161,667	0	242,570	(4)	*
Lydia H. Kennard	105,800	—	4,500	110,300	(5)	*
Ryan M. Lance	34,922	—	4,500	39,422	(6)	*
Sara Grootwassink Lewis	9,300	—	4,500	13,800		*
Dustan E. McCoy	57,300	—	81,600	138,900		*
Kathleen L. Quirk	1,755,713	1,068,500	0	2,824,213		*
Maree E. Robertson	8,891	—	0	8.891		*
John J. Stephens	89,963	—	4,500	94,463	(7)	*
Frances Fragos Townsend	92,970	—	18,400	111,370		*
Current directors and executive officers as a group (15 persons)	6,831,948	3,233,167	1,136,000	11,201,115		*
(*)	Ownership is less than 1%, based on 1,433,254,947 shares of our common stock outstanding as of April 10, 2023.
(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options, vesting of RSUs, and the termination of deferrals on previously vested RSUs.
(2)	In addition to the RSUs included in “Number of Shares Subject to Vesting of RSUs,” each beneficial owner holds the following unvested RSUs and unvested PSUs, which are not included in the table above because they do not vest within sixty days of the record date.

Name of Beneficial Owner	Number of Shares Subject to Unvested RSUs	Number of Shares Subject to Unvested PSUs (Target level)
David P. Abney	—	—
Richard C. Adkerson	136,500	627,500
Douglas N. Currault II	39,000	32,000
Marcela E. Donadio	—	—
Robert W. Dudley	—	—
Hugh Grant	—	—
Stephen T. Higgins	42,333	36,000
Lydia H. Kennard	—	—
Ryan M. Lance	—	—
Sara Grootwassink Lewis	—	—
Dustan E. McCoy	—	—
Kathleen L. Quirk	119,333	297,500
Maree E. Robertson	55,833	40,000
John J. Stephens	—	—
Frances Fragos Townsend	—	—
Current directors and executive officers as a group (15 persons)	392,999	1,033,000

See “Board and Corporate Governance Matters – Director Compensation” and “Executive Officer Compensation – Compensation Discussion and Analysis,” and the “Executive Officer Compensation – Executive Compensation Tables – 2022 Grants of Plan-Based Awards” for more information.

Freeport-McMoRan 2023 Proxy Statement	69

Stock Ownership

(3)	Includes (a) 192,330 shares held in Mr. Adkerson’s individual retirement account (IRA), (b) 1,422,750 shares held in trusts, and (c) 476,980 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Total number of shares beneficially owned includes the 1,000,000 shares underlying the RSUs awarded in December 2013, which Mr. Adkerson will receive six months after his retirement and which were fully vested at grant.
(4)	Includes (a) 16,946 shares held through our Employee Capital Accumulation Program (ECAP), which is the company’s tax-qualified defined contribution plan, and (b) 18,818 shares held in a family trust.
(5)	Includes 32,350 shares pledged, in accordance with the company’s policy, as collateral for a loan.
(6)	Includes 32,422 shares held through family trusts.
(7)	Includes 45,000 shares held by a family limited partnership.

Stock Ownership of Certain Beneficial Owners

The table below shows persons known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock as of April 10, 2023.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares(1)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	117,165,294	(2)	8.2%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	112,563,523	(3)	7.9%

FMR LLC 245 Summer Street Boston, MA 02210	105,824,619	(4)	7.4%

Capital Research Global Investors 333 South Hope Street 55th Floor Los Angeles, CA 90071	80,587,216	(5)	5.6%

(1)	Based on 1,433,254,947 shares of our common stock outstanding as of April 10, 2023.
(2)	Based on Amendment No. 8 to Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group (Vanguard), reflecting beneficial ownership as of December 31, 2022. Vanguard holds the shares in its capacity as a registered investment advisor on behalf of numerous investment advisory clients, none of which is known to own more than 5% of our shares of common stock. The Schedule 13G/A reflects 111,547,099 shares held with sole dispositive power, 5,618,195 shares held with shared dispositive power, 1,906,279 shares held with shared voting power and no shares held with sole voting power.
(3)	Based on Amendment No. 13 to Schedule 13G filed with the SEC on January 31, 2023 by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2022. The Schedule 13G/A reflects 112,563,523 shares held with sole dispositive power, 101,637,799 shares held with sole voting power and no shares held with shared dispositive or voting power.
(4)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2023 by FMR LLC on its own behalf and on behalf of its subsidiaries and affiliates identified therein, reflecting beneficial ownership as of December 31, 2022. The Schedule 13G reflects 105,824,619 shares held with sole dispositive power, 93,365,097 shares held with sole voting power and no shares held with shared dispositive or voting power.
(5)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2023 by Capital Research Global Investors on its own behalf and on behalf of its subsidiaries and affiliates identified therein, reflecting beneficial ownership as of December 31, 2022. The Schedule 13G reflects 80,587,216 shares held with sole dispositive power, 80,583,982 shares held with sole voting power and no shares held with shared dispositive or voting power.

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Audit Committee Matters

4
Proposal No. 4: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2023
The board recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023.

The audit committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. In addition, the audit committee regularly considers the qualifications, independence, compensation and performance of the company’s independent registered public accounting firm. In February 2023, the audit committee appointed Ernst & Young to serve as the company’s independent registered public accounting firm for 2023. Although stockholder ratification is not required, this appointment is being submitted to the stockholders for ratification as a matter of good corporate governance. The audit committee pre-approves the scope of all audit, audit-related, tax and other services to be provided by Ernst & Young during the ensuing year and determines the appropriate funding to be provided by the company for payment of such services. The audit committee is also involved with the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. Rotation of the lead audit partner occurred for the 2019 audit. Ernst & Young has been retained as the company’s independent registered public accounting firm continuously since 2002.

The audit committee considers a number of factors in deciding whether to re-engage Ernst & Young as the independent registered public accounting firm, including an assessment of the firm’s professional qualifications and resources. The audit committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interests of the company and its stockholders. If stockholders do not ratify this appointment, the audit committee will reconsider the appointment although it may determine the independent registered public accounting firm should continue. Even if stockholders ratify the appointment, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it believes such appointment is in the best interests of the company and the stockholders. A representative of Ernst & Young is expected to attend our 2023 annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required to Ratify the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2023

Although stockholder ratification is not required, our board and the audit committee will consider the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon as constituting approval of this proposal. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

Freeport-McMoRan 2023 Proxy Statement	71

Audit Committee Matters

Audit Committee Report

The audit committee is currently comprised of four directors. The board has determined that each member of the audit committee has no material relationship with the company and that each is independent and financially literate under the listing standards of the NYSE and under the SEC’s standards relating to independence of audit committee members. The board has determined that each of Messrs. Abney and Stephens and Mses. Donadio and Lewis qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

We, the audit committee, operate under a written charter approved by the committee and adopted by the board. Our primary function is to assist the board in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting, (2) the integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm, and (5) the performance of the company’s independent registered public accounting firm and internal audit firm. We are also responsible for reviewing and discussing with management, our internal audit firm and our independent registered public accounting firm, the company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies. Throughout the year, we regularly met with and received reports from management on a variety of topics, including, but not limited to, the company’s financial results, legal matters, environmental reserves and asset retirement obligations, global compliance program and corporate compliance procedures, the company’s enterprise risk management program, global property and business interruption and director and officer insurance renewals, and information technology security and cybersecurity matters. We also regularly met with and received reports from the company’s internal audit firm and independent registered public accounting firm.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for (1) developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls; or (2) auditing the company’s financial statements and the effectiveness of internal control over financial reporting, and reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2022, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Deloitte & Touche LLP (Deloitte & Touche), the company’s internal audit firm, and Ernst & Young, the company’s independent registered public accounting firm, management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2022, both of which are included in our 2022 Form 10-K. We also reviewed and discussed with Ernst & Young any critical audit matters identified during the audit of the company’s financial statements.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In February 2022, in accordance with our charter, we appointed Ernst & Young as the company’s independent registered public accounting firm for 2022. We have reviewed and discussed the company’s audited financial statements for the year 2022 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with U.S. GAAP, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with Ernst & Young their independence. We have also discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

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Audit Committee Matters

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for the year 2022, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board, and the board approved, the inclusion of the audited financial statements referred to above in our 2022 Form 10-K.

Internal Audit

We also review the company’s internal audit function, including the selection of the company’s internal audit firm. In February 2022, in accordance with our charter, we appointed Deloitte & Touche as the company’s internal audit firm for 2022. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal audit firm also met with us without management being present to discuss these matters.

Dated: April 12, 2023

John J. Stephens, Chair
David P. Abney
Marcela E. Donadio
Sara Grootwassink Lewis

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services (including out-of-pocket expenses incurred in connection with these services) provided by Ernst & Young in each of the last two fiscal years:

	2022	2021
Audit Fees(1)	$12,682,000	$11,539,000
Audit-Related Fees(2)	1,119,000	485,000
Tax Fees(3)	233,000	250,000
All Other Fees(4)	25,000	114,000
(1)	Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations.
(2)	Audit-Related Fees were primarily for professional services rendered in connection with various accounting consultations, transaction related matters, sustainability reporting and other attest services.
(3)	Tax Fees were for professional services related to general tax consultation, transfer pricing, tax compliance and international tax matters.
(4)	All Other Fees were primarily for trainings and the use of Ernst & Young’s proprietary research tool.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Freeport-McMoRan 2023 Proxy Statement	73

Audit Committee Matters

Audit Committee Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit, audit-related, tax and other permitted non-audit services to be provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related, tax and other permitted non-audit services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in such pre-approved list of services must be separately pre-approved by the audit committee or the chair of the audit committee, as applicable. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $100,000 may be pre-approved by the chair of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chair during any fiscal quarter does not exceed $200,000.

At each regularly scheduled audit committee meeting, management updates the committee on (1) the scope and anticipated cost of any services pre-approved by the chair since the last meeting of the committee and (2) the pre-approved fees for each service or group of services being provided by our independent registered public accounting firm (including to-date fees incurred and updated estimates of fees to be incurred). Each service provided by our independent registered public accounting firm has been approved in advance by the audit committee, and none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

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Questions and Answers About the Proxy Materials, Annual Meeting and Voting

Why am I receiving these proxy materials?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote at our 2023 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 10, 2023, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement and our 2022 annual report, is being made available to our stockholders on or about April 21, 2023. This proxy statement summarizes the information that you need to know in order to cast your vote. Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting via the internet or by phone, or by marking, signing, dating and returning a proxy card (if received by mail), as early as possible to avoid any possible delays.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with SEC rules, we are permitted to furnish proxy materials, including this proxy statement and our 2022 annual report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice of internet availability of proxy materials provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions provided in the notice to request the materials.

If you are a stockholder of record and you previously requested to receive printed copies of proxy materials, we strongly encourage you to sign up for electronic delivery of future proxy materials. Opting to receive your proxy materials electronically will reduce the costs incurred by the company to print and mail your proxy materials, provide you with fast access to your proxy materials and help us further our sustainable practices. You can request to receive future proxy materials electronically by signing up at www.envisionreports.com/FCX.

If you are a beneficial owner, please contact your bank, broker, trustee or other nominee for instruction on how to opt into electronic delivery of proxy materials.

When and where will the annual meeting be held?

This year’s annual meeting will be a virtual meeting of stockholders conducted exclusively via a live audio webcast, accessible at www.meetnow.global/FCX2023. Although no physical in-person meeting will be held, we have designed the format of our virtual annual meeting to ensure that our stockholders who join the virtual annual meeting will be afforded a similar experience and opportunities to participate as they would at an in-person meeting. Stockholders will be able to submit questions online before and during the meeting, providing them with the opportunity for meaningful engagement with the company. Please see the question below titled “How can I submit questions pertinent to meeting matters?”

The virtual annual meeting will begin promptly at 1:00 p.m., Eastern Time, on Tuesday, June 6, 2023. Online access to the audio webcast will open 15 minutes prior to the start of the annual meeting. Stockholders are encouraged to access the annual meeting prior to the start time and allow ample time to log into the audio webcast and test their computer systems.

How can I join and participate in the virtual annual meeting?

Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting via the internet or by phone, or by marking, signing, dating and returning a proxy card (if received by mail), as early as possible to avoid any possible delays. All stockholders are entitled to join the virtual annual meeting; however, you are entitled to participate (meaning vote and submit questions) at the annual meeting only if you were a stockholder of record of the company at the close of business on the record date, or if you were a beneficial owner as of the record date and you register in advance in accordance with the instructions below.

Freeport-McMoRan 2023 Proxy Statement	75

Questions and Answers About the Proxy Materials, Annual Meeting and Voting

Stockholders of Record
If you were a stockholder of record at the close of business on the record date (i.e., you hold your shares registered in your name through our transfer agent, Computershare), you can join and participate in the virtual annual meeting by accessing www.meetnow.global/FCX2023 and selecting “Join Meeting Now” and then “Stockholder.” Enter your control number shown on the notice of internet availability or proxy card (if received by mail). If you cannot locate your notice of internet availability or proxy card (if received by mail) but would still like to join the annual meeting, you can request your control number by contacting Computershare at 1-800-953-2493 on or before 5:00 p.m. Eastern Time on Monday, June 5, 2023, or you can join as a guest by selecting “Join Meeting Now” and then “Guest.” Guests will not be allowed to vote or submit questions at the annual meeting.

Beneficial Owners
If your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, you must register in advance to join and participate in the virtual annual meeting.

To register in advance, you must first obtain a legal proxy from your bank, broker, trustee or other nominee. Note that it can take up to two weeks to obtain a legal proxy from your bank, broker, trustee or other nominee. Beneficial owners interested in participating in the annual meeting should follow the instructions from your bank, broker, trustee or other nominee included with your voting instruction form or contact your bank, broker, trustee or other nominee to request a legal proxy.

Once you have received a legal proxy from your bank, broker, trustee or other nominee, you must submit proof of your legal proxy reflecting your company holdings along with your name and email address to our transfer agent, Computershare. Please forward the email from your broker or attach an image or scan of your legal proxy to Computershare at legalproxy@computershare.com, with “Legal Proxy” noted in the subject line, or mail proof of your legal proxy to: Computershare, Freeport McMoRan Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940. Please note that the voting instruction form or notice regarding the availability of proxy materials you received with respect to the annual meeting is not a legal proxy. If you do request a legal proxy from your bank, broker, trustee or other nominee, the issuance of the legal proxy will invalidate any prior voting instructions you have given and will prevent you from giving any further voting instructions to your bank, broker, trustee or other nominee to vote on your behalf. You will be responsible for voting your shares and will only be able to vote prior to or at the annual meeting as described above for “Stockholders of Record.”

Requests for registration must be received by Computershare no later than 5:00 p.m., Eastern Time, on Thursday, June 1, 2023. Upon receipt of your valid legal proxy, Computershare will provide you with a control number by email. Once provided, you can join and participate in the virtual annual meeting by accessing www.meetnow.global/FCX2023 and selecting “Join Meeting Now” and then “Stockholder.” Enter the control number provided by Computershare. If you do not have a legal proxy but would still like to join the annual meeting, you can join as a guest by selecting “Join Meeting Now” and then “Guest.” Guests will not be allowed to vote or submit questions at the annual meeting.

Participants in Our Employee Capital Accumulation Program (ECAP)
If you hold shares of our common stock as a participant through our ECAP, which is the company’s tax-qualified defined contribution plan, you may only join the annual meeting as a guest by selecting “Join Meeting Now” and then “Guest.” Guests will not be allowed to vote or submit questions at the annual meeting. For information regarding how to vote if you are an ECAP participant, please see the question below titled “How do I vote?”

How can I submit questions pertinent to meeting matters?
You can submit questions pertinent to meeting matters at the virtual annual meeting only if you were a stockholder of record of the company at the close of business on the record date, or if you were a beneficial owner as of the record date and you registered in advance in accordance with the instructions in the question titled “How can I join and participate in the virtual annual meeting?”

If you wish to submit a question, you may log into the virtual annual meeting website at www.meetnow.global/FCX2023 before, during and at any point prior to adjournment of the meeting. To submit a question, you will need your control number. Once past the login screen, click on the “Q&A” tab at the top of the screen to submit your question.

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Questions and Answers About the Proxy Materials, Annual Meeting and Voting

In accordance with the rules of order, a copy of which will be available on the virtual annual meeting website, only questions pertinent to meeting matters will be answered. In the interest of fairness to all stockholders, the question and answer period will be limited to a total of twenty minutes and multiple questions submitted on the same topic will be summarized and responded to collectively to avoid repetition. The chairman reserves the right to not address any questions that do not conform to the rules of order.

During the virtual annual meeting, we are committed to acknowledging each question (subject to the limitations discussed above) in the order in which it was received. When submitting questions, stockholders should identify themselves and provide contact information in the event follow up is necessary. Each stockholder who submits a question will be identified before his or her question is answered. Any questions relevant to the business of the annual meeting that cannot be answered due to time constraints can be submitted to Freeport Investor Relations at the following email address after the meeting has ended: ir@fmi.com.

What if I have technical difficulties or trouble accessing the virtual annual meeting?
If you encounter technical difficulties accessing the virtual annual meeting or during the virtual annual meeting, please call Computershare at 888-724-2416 (Domestic) or +1 781-575-2748 (International).

What if I cannot join the virtual annual meeting?
You do not need to join the virtual annual meeting to vote. Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting via the internet or by phone, or by marking, signing, dating and returning a proxy card (if received by mail) as early as possible to avoid any possible delays.

Who is soliciting my proxy?
The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before our 2023 annual meeting of stockholders, whether or not you join and participate in the annual meeting. By submitting your proxy and voting instructions via the internet or by phone, or by marking, signing, dating, and returning the proxy card (if received by mail), you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed. Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting via the internet or by phone, or by marking, signing, dating and returning a proxy card (if received by mail) as early as possible to avoid any possible delays.

On what matters will I be voting?
At our 2023 annual meeting, you will be asked to: (1) elect each of the twelve director nominees; (2) approve, on an advisory basis, the compensation of our named executive officers; (3) approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers; and (4) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023.

How does the board recommend that I cast my vote? The board recommends that you vote:

Proposal		Board Recommendation
No. 1	Election of twelve directors	FOR
No. 2	Approval, on an advisory basis, of the compensation of our named executive officers	FOR
No. 3	Approval, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers	1 YEAR
No. 4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023	FOR

Freeport-McMoRan 2023 Proxy Statement	77

Questions and Answers About the Proxy Materials, Annual Meeting and Voting

We do not expect any matters to be presented for action at our 2023 annual meeting other than the matters described in this proxy statement. However, by submitting your proxy and voting instructions via the internet or by phone, or by marking, signing, dating and returning a proxy card (if received by mail), you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting about which we did not have proper advance notice as required by our by-laws, and they intend to vote on any such other matter in accordance with their best judgment.

How many shares of common stock are eligible to be voted?
As of April 10, 2023, the record date for our 2023 annual meeting, we had 1,433,254,947 shares of common stock outstanding, each of which entitles the holder to one vote. A complete list of these stockholders will be available for examination by stockholders during ordinary business hours for the ten days prior to the virtual annual meeting at our corporate headquarters in Phoenix, Arizona. To make arrangements to view the list, please send your request, along with proof of ownership, to the attention of our corporate secretary at the following email address: ir@fmi.com.

How many shares of common stock must be present to hold the annual meeting?
Under Delaware law and our by-laws, the presence in person, including being deemed present in person by means of remote communication (i.e., virtually), or by proxy of a majority of the issued and outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at our annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. If you are a beneficial owner (as defined below) and you do not provide voting instructions on any of the proposals to your bank, broker, trustee or other nominee, your bank, broker, trustee or other nominee is permitted to vote your shares on the discretionary proposal (i.e., ratification of the appointment of our independent registered public accounting firm). Accordingly, if you have not provided voting instructions and your bank, broker, trustee or other nominee submits a proxy or otherwise votes your shares with respect to the discretionary proposal, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. Beneficial owners are encouraged to submit voting instructions to their banks, brokers, trustees and other nominees so that their shares are counted for purposes of establishing a quorum. In addition, stockholders of record who are present at the annual meeting, including being deemed present in person by means of remote communication (i.e., virtually) by logging in to the annual meeting as a stockholder of record using your control number, or by proxy, will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals. Guests will not count toward the quorum.

How do I vote?
Regardless of whether you plan to join the virtual annual meeting, please promptly submit your proxy and voting instructions via the internet, or by phone or mail as described herein. Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting via the internet or by phone, or by marking, signing, dating and returning a proxy card (if received by mail), as early as possible to avoid any possible delays.

Stockholders of Record
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are the stockholder of record of those shares and these proxy materials have been made available to you by us. You may submit your proxy and voting instructions via the internet, or by phone or mail as further described below.

Your proxy, whether submitted via the internet, or by phone or mail, authorizes each of Richard C. Adkerson, Kathleen L. Quirk, Douglas N. Currault II and Monique A. Cenac as your proxies at our 2023 annual meeting, each with the power to appoint his or her substitute, to represent and vote your shares of our common stock as you directed, if applicable.

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Questions and Answers About the Proxy Materials, Annual Meeting and Voting

Internet
■Use the online website provided (www.envisionreports.com/FCX) to submit your proxy and voting instructions via the internet 24 hours a day, seven days a week through the close of voting at the virtual annual meeting on Tuesday, June 6, 2023.
■Please have your notice of internet availability or your proxy card (if received by mail) available and follow the instructions to submit your proxy and voting instructions online. You will need to have the control number that appears on your notice of internet availability or your proxy card available.
■Alternatively, you may vote during the virtual annual meeting at www.meetnow.global/FCX2023 by clicking on the “Vote” tab at the top of the screen and following the instructions provided on the screen. You will need to have the control number that appears on your notice of internet availability or proxy card available.

Phone (within the U.S., U.S. territories and Canada)

■Use the toll-free number provided (1-800-652-VOTE (8683)) to submit your proxy and voting instructions by phone 24 hours a day, seven days a week through the close of voting at the virtual annual meeting on Tuesday, June 6, 2023.
■Please have your notice of internet availability or your proxy card (if received by mail) available and follow the instructions to submit your proxy and voting instructions by phone. You will need to have the control number that appears on your notice of internet availability or your proxy card available.

Mail – If you have received printed materials, mark, sign, date and return your proxy card in the postage-paid envelope before the close of voting at the virtual annual meeting on Tuesday, June 6, 2023.

If you submit your proxy and voting instructions via the internet or by phone, please do not mail your proxy card (if received by mail). The proxies will vote your shares of our common stock at the annual meeting as instructed, if applicable, by the latest dated proxy received from you, whether submitted via the internet, or by phone or mail. To vote at the annual meeting, you will need your control number that appears on your notice of internet availability or your proxy card (if received by mail).

For a discussion of the treatment of a properly returned proxy card (if received by mail) that is signed and dated without voting instructions on any or all of the proposals, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners
If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by phone if the bank, broker, trustee or other nominee offers these options, or by marking, signing, dating and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

If you are a beneficial owner and you want to join and participate in the annual meeting, please see the question above titled “How can I join and participate in the virtual annual meeting?” for information on how to register in advance.

Freeport-McMoRan 2023 Proxy Statement	79

Questions and Answers About the Proxy Materials, Annual Meeting and Voting

Participants in Our ECAP
If you hold shares of our common stock through our ECAP, which is the company’s tax-qualified defined contribution plan, you may only submit your voting instructions for your shares of our common stock by mail. Accordingly, please mark, sign, date and return your voting instruction form in the postage-paid envelope provided to you. Upon receipt of the executed voting instruction form by Computershare (which will act as tabulating agent), the trustee will vote such shares of common stock as instructed by you. If no voting instructions are indicated on the voting instruction form or if the voting instruction form is not received by Computershare by 12:00 p.m. (Eastern Time) on Wednesday, May 31, 2023, the trustee will not vote the shares of common stock held by such trustee for your account, unless the trustee determines that the failure to vote such shares will violate the Employee Retirement Income Security Act of 1974, as amended. Because shares held by participants in our ECAP must be voted by the trustee, these shares may not be voted by you during the annual meeting; however, you can join the annual meeting as a guest.

What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?
If you are a stockholder of record and you properly submit a proxy and voting instructions via the internet, by phone or by mail, your shares of our common stock will be voted as you specify. If you are a stockholder of record who returns a proxy card (if received by mail) properly signed and dated, but you make no specifications on such proxy card, your shares of our common stock will be voted in accordance with the recommendations of the board, as provided above.

If you are a beneficial owner and you properly submit voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will be voted as you specify. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the NYSE determine whether proposals presented at stockholder meetings are “non-discretionary” or “discretionary.” If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. However, even though permitted, many banks, brokers, trustees and other nominees do not vote on discretionary proposals if voting instructions from the beneficial owner have not been received. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the beneficial owner for whom it is holding shares.

Which proposals are considered “Discretionary” and which are considered “Non-discretionary”?
The classification of each proposal as discretionary or non-discretionary under the applicable rules is below.

Proposal		Classification Under Applicable Rules
No. 1	Election of twelve directors	Non-discretionary
No. 2	Approval, on an advisory basis, of the compensation of our named executive officers	Non-discretionary
No. 3	Approval, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers	Non-discretionary
No. 4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023	Discretionary

If you are a beneficial owner and you do not provide voting instructions on a discretionary proposal to your bank, broker, trustee or other nominee holding shares for you, your shares may still be voted on the discretionary proposal and no broker non-vote will occur. If you are a beneficial owner and you do not provide voting instructions on non-discretionary proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted on those non-discretionary proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions as long as your bank, broker, trustee or other nominee has voted on at least one other proposal.

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Questions and Answers About the Proxy Materials, Annual Meeting and Voting

What vote will be required, and how will my votes be counted, to elect directors and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
No. 1: Election of twelve directors	For, against or abstain for each nominee	Affirmative vote of a majority of votes cast(*) for each director nominee	No effect	No effect
No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect
No. 3: Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers	1 year, 2 years, 3 years or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon(**)	Treated as votes against	No effect
No. 4: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	N/A(***)
(*)	In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the votes cast, meaning any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election will be required to promptly tender his or her resignation to the board. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our common stock voted, meaning that the director nominees who receive the most votes will be elected. In contested elections, stockholders may vote “for” or “withhold” voting authority for each director nominee, and selecting “withhold” with respect to one or more director nominees will have no effect on the election of such nominees. In addition, broker non-votes will have no effect on the election of director nominees in contested elections.
(**)	Because this advisory vote has three possible frequency voting options, if none of the frequency options receive a majority, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders.
(***)	Because this proposal is considered a discretionary proposal, banks, brokers, trustees and other nominees may vote our stockholders' shares on this proposal without their instructions, and there will be no broker non-votes with respect to this proposal.

Can I revoke or change my voting instructions after I deliver my proxy?
Yes. A proxy, submitted by a stockholder of record or beneficial owner with a legal proxy, can be revoked or changed at any time before it is used to vote the shares of our common stock if the stockholder of record or beneficial owner with a legal proxy: (1) provides notice in writing to our corporate secretary before our 2023 annual meeting, (2) timely provides to us another proxy with a later date, or (3) is present at the annual meeting and votes at the annual meeting in accordance with the instructions contained in these proxy materials. Joining the annual meeting alone will not be enough to revoke such stockholder’s proxy. If you voted by telephone or the internet and wish to change your vote, you may call the toll-free number or go to the website provided, as may be applicable in the case of your earlier vote, and follow the directions for revoking or changing your vote.

Beneficial owners without a legal proxy must contact their bank, broker, trustee or other nominee for instruction on how to revoke or change their voting instructions.

Stockholders who are participants in our ECAP cannot vote at the annual meeting and must vote in accordance with instructions from the trustee. Subject to these qualifications, such participants may revoke or change their voting instructions by contacting the trustee; however, the voting instruction form, including any revocation or change to the voting instruction form, must be received by Computershare by 12:00 p.m. (Eastern Time) on Wednesday, May 31, 2023.

Who pays for soliciting proxies?
We pay all expenses incurred in connection with this solicitation of proxies to vote at our 2023 annual meeting. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 19th Floor, New York, New York 10022, for an estimated fee of $20,000, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2022 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by phone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Freeport-McMoRan 2023 Proxy Statement	81

2024 Stockholder Proposals and Director Nominations

Could other matters be considered and voted upon at the annual meeting?
The board does not expect to bring any other matter before our 2023 annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, including any adjournment or postponement thereof, each of the proxy holders will vote any shares of our common stock, for which he or she holds a proxy to vote at the annual meeting, in his or her discretion.

What happens if the annual meeting is postponed or adjourned?
Any action on the items of business described in this proxy statement may be considered at the annual meeting at the time and on the date specified herein or at any time and date to which the annual meeting may be properly adjourned or postponed. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our Investor Relations website, investors.fcx.com/investors/, including information on when the meeting will be reconvened. Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. Stockholders of record or beneficial owners with a legal proxy will still be able to change or revoke their proxies until it is used to vote their shares.

Where can I find the voting results of the annual meeting?
We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days of our annual meeting, a copy of which will also be available on our website at fcx.com under “Investors – Financial Information – SEC Filings.”

2024 Stockholder Proposals and Director Nominations

Proposals for Inclusion in 2024 Proxy Statement

If you would like us to consider including a proposal in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, you must comply with the requirements of the SEC and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 23, 2023.

Director Nominations for Inclusion in 2024 Proxy
Statement – Proxy Access Nominations

Our by-laws also contain a proxy access provision approved by our stockholders in 2016 that permits the following:

A stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for the three years prior to the date of submission of a notice nominating a candidate for director and continuing up to the date of the annual meeting	Can nominate and include in the company’s proxy materials stockholder nominees for election to the board constituting the greater of (a) two stockholder nominees or (b) 20% of the total number of directors in office as of the last day nominations of stockholder nominees may be submitted, rounded down to the nearest whole number, provided that the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our by-laws

Any director nomination pursuant to our proxy access by-law must be in writing and received by our corporate secretary at our principal executive office no later than December 23, 2023. If the date of next year’s annual meeting is moved to a date more than 30 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than the later of 180 days prior to the date of the 2024 annual meeting or 10 days following the public announcement of the date of the 2024 annual meeting. Any stockholder submitting a nomination under our proxy access by-law procedures must comply with the procedure, notice and information requirements in Article IV, Section 12 of our by-laws. Nominations made pursuant to our proxy access by-law should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

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2024 Stockholder Proposals and Director Nominations

Other Proposals and Director Nominations

If you would like to present a proposal (other than pursuant to Rule 14a-8 under the Exchange Act) or director candidate (other than pursuant to our proxy access by-law) at the next annual meeting but do not wish to have it included in our proxy statement, you must comply with the specific procedural requirements in our by-laws and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by March 8, 2024. If the date of next year’s annual meeting is moved to a date more than 90 days after or more than 30 days before the anniversary of this year’s annual meeting, the proposal or nomination must be received no later than the later of 90 days prior to the date of the 2024 annual meeting or 10 days following the public announcement of the date of the 2024 annual meeting. Failure to comply with our by-law procedures and deadlines may preclude presentation of your proposal or nomination at our 2024 annual meeting.

Any stockholder submitting a non-proxy access nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) the name and address (as they appear on the company’s books) of the nominating stockholder and number of shares directly or indirectly beneficially owned by such stockholder; and (c) all other information required by our by-laws. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

In addition to satisfying the foregoing requirements under our by-laws, if you intend to solicit proxies in support of director nominees other than our nominees, you must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act to comply with the universal proxy rules. The requirements under the universal proxy rules are in addition to the applicable procedural requirements under our by-laws described above.

If you would like a copy of the requirements or procedures described above, please contact our corporate secretary as provided above, or access our by-laws on our website at fcx.com under “About Us – Corporate Governance – Governance Documents.”

Freeport-McMoRan 2023 Proxy Statement	83

Annex A – Non-GAAP Financial Measures

Methodology Used to Calculate Certain AIP Metrics

Adjusted EBITDA Reconciliation

Calculated in accordance with the covenant calculation in our revolving credit facility:

	2022 (in millions)
Net income attributable to common stockholders	$3,468
Depreciation, depletion and amortization	2,019
Interest expense, net	560
Income tax provision	2,267
Metals inventory adjustments	29
Net gain on sales of assets	(2)
Stock-based compensation and accretion	197
Non-cash impact of commodity hedging program	39
Gain on early extinguishment of debt	(31)
Other net charges	179	(1)
Net income attributable to noncontrolling interests	1,011
Consolidated Adjusted EBITDA(2)	$9,736
(1)	Primarily includes adjustments to reclamation liabilities at PT-FI ($116 million), charges for a proposed settlement related to legacy environmental litigation ($44 million), and net adjustments to environmental obligations ($22 million), partly offset by other net credits at PT-FI ($31 million).
(2)	Adjusted EBITDA is a non-GAAP financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that our presentation of Adjusted EBITDA affords them greater transparency in assessing our financial performance. Adjusted EBITDA should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA may not necessarily be comparable to similarly titled measures reported by other companies, as different companies calculate such measures differently.

Consolidated Unit Net Cash Costs

Determined using the “by-product” method, as reported in our 2022 Form 10-K. Under this method, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs. Our calculation excludes noncash and other costs, including stock-based compensation costs, long-lived asset impairments, idle facility costs, feasibility and optimization study costs, restructuring and/or unusual charges.

Methodology Used to Calculate Certain LTIP Metrics

Return on Investment

Return on investment, or ROI, is calculated as (i) managed income (after-tax income before non-controlling interests, adjusted for after-tax interest and nonrecurring items) divided by (ii) total invested capital (equity + net debt + noncontrolling interests) adjusted for invested capital on major projects not placed in service. The compensation committee may make such adjustments as it deems equitable in connection with acquisitions, dispositions and other corporate transactions, or other unusual events.

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Other Non-GAAP Financial Measures

Net Debt

Net debt, which we define as consolidated debt less consolidated cash and cash equivalents, is intended to provide investors with information related to the performance-based payout framework in our financial policy, which requires achievement of a net debt target in the range of $3 billion to $4 billion (excluding project net debt for additional smelting capacity in Indonesia). This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. Our net debt, which may not be comparable to similarly titled measures reported by other companies, follows:

	12/31/2022 (in billions)	6/30/2021 (in billions)
Current portion of debt	$1.0	$1.1
Long-term debt, less current portion	9.6	8.6
Consolidated debt	10.6	9.7
Less: consolidated cash and cash equivalents	8.1	6.3
Net debt	2.5	3.4
Less: net debt for Indonesia smelter projects(1)	1.2	—
Freeport net debt, excluding Indonesia smelter projects	$1.3	$3.4
(1)	Includes consolidated debt of $3.0 billion and consolidated cash and cash equivalents of $1.8 billion as of December 31, 2022.

Freeport-McMoRan 2023 Proxy Statement	85

Annex B – Calculation of Grant Date Fair
Value of RSUs and PSUs

Award Type	Grant Date	Grant Date Fair Value per Unit	Fair Value Determination and Assumptions
RSUs	02/07/22	$38.90	Based on grant date closing price
	03/01/22	$47.91	Based on grant date closing price
PSUs	02/07/22	$40.86	Based on grant date closing price ($38.90), adjusted for the fair value of the TSR modifier, as follows:
			■Fair value of TSR modifier: $1.96, determined using the Monte-Carlo valuation model with the following assumptions:

■Risk-free interest rate of 1.35% (assumed to equal the yield on an approximate three-year treasury bond on the grant date)
■Expected volatility for the company’s stock price of 55.93% (based on historical volatility for the approximate three-year period preceding the grant date.)

	03/01/22	$50.33	Based on grant date closing price ($47.91), adjusted for the fair value of the TSR modifier, as follows:
			■Fair value of TSR modifier: $2.42, determined using the Monte-Carlo valuation model with the following assumptions:

■Risk-free interest rate of 1.35% (assumed to equal the yield on an approximate three-year treasury bond on the grant date)
■Expected volatility for the company’s stock price of 55.93% (based on historical volatility for the approximate three-year period preceding the grant date.)

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333 NORTH CENTRAL AVENUE
PHOENIX, ARIZONA 85004
602.366.8100
FCX.COM

Your vote matters – here’s how to submit your voting instructions!
You may submit your voting instructions online or by phone instead of mailing the below proxy card.
Online Go to www.envisionreports.com/FCX or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the U.S., U.S. territories and Canada.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Mail Mark, sign, date and return the bottom portion in the enclosed envelope.

2023 Annual Meeting of Stockholders Proxy Card

IF VOTING BY MAIL, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends a vote FOR each of the director nominees in Proposal 1, FOR Proposals 2 and 4, and 1 YEAR on Proposal 3.

1. Election of twelve directors. Nominees are:
	For	Against	Abstain			For	Against	Abstain
01 - David P. Abney	☐	☐	☐		10 - Kathleen L. Quirk	☐	☐	☐

02 - Richard C. Adkerson	☐	☐	☐		11 - John J. Stephens	☐	☐	☐

03 - Marcela E. Donadio	☐	☐	☐		12 - Frances Fragos Townsend	☐	☐	☐

04 - Robert W. Dudley	☐	☐	☐
									For	Against	Abstain
05 - Hugh Grant	☐	☐	☐	2.	Approval, on an advisory basis, of the compensation of our named executive officers.				☐	☐	☐
									1 Year	2 Years	3 Years	Abstain
06 - Lydia H. Kennard	☐	☐	☐	3.	Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.				☐	☐	☐	☐
									For	Against	Abstain
07 - Ryan M. Lance	☐	☐	☐	4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023.				☐	☐	☐

08 - Sara Grootwassink Lewis	☐	☐	☐

09 - Dustan E. McCoy	☐	☐	☐

1 U P X
03SASD

Freeport-McMoRan Inc.

2023 Annual Meeting of Stockholders

June 6, 2023 at 1:00 p.m. Eastern Time

The 2023 Annual Meeting of Stockholders will be a virtual meeting of stockholders conducted exclusively via a live audio webcast, accessible at: www.meetnow.global/FCX2023

You can join and participate in the virtual annual meeting by accessing www.meetnow.global/FCX2023 and selecting “Join Meeting Now” and then “Stockholder.”

Enter your control number that is in the shaded bar on the reverse side of this proxy card.

If you encounter technical difficulties accessing the virtual annual meeting or during the virtual annual meeting, please call Computershare at 888-724-2416 (Domestic) or +1 781-575-2748 (International).

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2023
Proxy materials are available at: www.envisionreports.com/FCX

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Help the environment by consenting to receive electronic delivery; sign up at: www.envisionreports.com/FCX

We strongly encourage you to sign up for electronic delivery of future proxy materials. Opting to receive your proxy materials electronically will reduce the costs incurred by the company to print and mail your proxy materials, provide you with fast access to your proxy materials and help us further our sustainable practices.

IF VOTING BY MAIL, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Freeport-McMoRan Inc.

Notice of 2023 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the 2023 Annual Meeting of Stockholders to be Held on June 6, 2023

By signing below you hereby appoint Richard C. Adkerson, Kathleen L. Quirk, Douglas N. Currault II and Monique A. Cenac, or any of them, as proxies, with full power of substitution, to vote your shares of common stock of Freeport-McMoRan Inc. at the virtual annual meeting of stockholders to be held on Tuesday, June 6, 2023, at 1:00 p.m., Eastern Time, via a live audio webcast, accessible at www.meetnow.global/FCX2023 on all matters coming before the virtual annual meeting or any adjournment or postponement thereof.

The proxies will vote your shares as you specify on the reverse side of this proxy card. On matters for which you do not mark a box, the shares will be voted in accordance with the recommendation of the Board of Directors; therefore, if no box is marked for a particular matter, your shares will be voted, as applicable, FOR each of the director nominees in Proposal 1, FOR Proposals 2 and 4, and 1 YEAR on Proposal 3. For any other matter properly coming before the virtual annual meeting, including any adjournment or postponement thereof, the proxies will vote your shares in their discretion.

If you wish your shares to be voted on all matters as the Board of Directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate box or boxes on the reverse side of this proxy card.

(Items to be voted appear on reverse side)

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.
Please date and sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

C	Non-Voting Items
Change of Address – Please print new address below.	Comments – Please print your comments below.